EXHIBIT 2.1

**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the “Commission”).**

STOCK AND ASSET PURCHASE AGREEMENT

by and among

INTERACTIVE DATA CORPORATION,

THE McGRAW-HILL COMPANIES, INC.

STANDARD & POOR’S INFORMATION SERVICES

(AUSTRALIA) PTY LTD.

McGRAW-HILL INTERNATIONAL (U.K.) LTD.

and

McGRAW-HILL INTERNATIONAL ENTERPRISES, INC.

Dated as of January 16, 2003

STOCK AND ASSET PURCHASE AGREEMENT

        STOCK AND ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of January 16, 2003, by and among Interactive Data Corporation, a Delaware corporation and any wholly-owned subsidiary it may designate (collectively, “Purchaser”), on the one hand, and The McGraw-Hill Companies, Inc., a New York corporation (“Parent”), Standard & Poor’s Information Services (Australia) Pty Ltd., an Australian corporation and an indirect wholly owned subsidiary of Parent (“McGraw-Hill Australia”), McGraw-Hill International (U.K.) Ltd., a United Kingdom corporation and an indirect wholly owned subsidiary of Parent (“McGraw-Hill UK”) and McGraw-Hill International Enterprises, Inc., a New York corporation and a wholly owned subsidiary of Parent (“MIE”), on the other hand (Parent, McGraw-Hill Australia, McGraw-Hill UK and MIE are sometimes referred to herein in the singular as the “Seller” and collectively as the “Sellers”).

RECITALS

        WHEREAS, Parent owns 219,780 shares of common stock, par value $.01 per share, of S&P ComStock, Inc., a New York corporation (the “Company”), constituting all of the issued and outstanding shares of capital stock of the Company (the “Shares”);

        WHEREAS, Parent operates the Acquired Business (as defined herein) in the United States through the Company;

        WHEREAS, Parent’s branch in France acts as a support center for the Acquired Business in France and Parent owns, leases or licenses all of the properties and assets relating solely and exclusively to that business in such country (the “France Assets”);

        WHEREAS, Parent’s branch in Singapore acts as a support center for the Acquired Business in Singapore, and Parent owns, leases or licenses all of the properties and assets relating solely and exclusively to that business in such country (the “Singapore Assets”);

        WHEREAS, McGraw-Hill Australia acts as a support center for the Acquired Business in Australia, and owns, leases or licenses all of the properties and assets relating solely and exclusively to that business in such country (the “Australia Assets”);

        WHEREAS, McGraw-Hill UK operates the Acquired Business in England and owns, leases or licenses all of the properties and assets relating solely and exclusively to that business in such country (the “UK Assets”);

        WHEREAS, MIE acts as a support center for the Acquired Business in Hong Kong and owns, leases or licenses all of the properties and assets relating solely and exclusively to that business in Hong Kong (the “Hong Kong Assets”);

        WHEREAS, the France Assets, Singapore Assets, Australia Assets, UK Assets and Hong Kong Assets are listed on Exhibit A (the assets listed on Exhibit A are collectively referred to as the “Assets”);

        WHEREAS, the Sellers that are selling the Assets hereunder are sometimes referred to herein in the singular as “Asset Seller” and collectively as the “Asset Sellers”;

        WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Acquired Business, the Shares and Assets and to assume the Assumed Liabilities, as defined below, in connection with the Acquired Business for the consideration set forth below, subject to the terms and conditions of this Agreement;

        WHEREAS, Sellers and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

        WHEREAS, simultaneously with the closing of the purchase of the Shares and Assets, the parties will enter into the Ancillary Agreements (as defined herein).

        NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

        1.1    Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings, unless the context requires otherwise:

        “Accounting Policies” means policies and methodologies used by the Company and the Sellers as set forth on Exhibit 1(a) hereto for purposes of preparing the Financial Statements and Interim Financial Statements, including Net Working Capital.

        “Acquired Business” shall mean the business of acquiring and aggregating price and rate quotes, including real-time price and rate quotes, of equities, equity derivatives, options, futures foreign currency and exchange rates, money market data and other specialist/contributed data directly or indirectly from equity, options and futures exchanges, ECNs, news vendors, Sellers, Seller Affiliates and other third party information providers and distributing, disseminating and transmitting such information on an aggregated and real-time basis, and the related businesses of providing hosted solutions and distributing, disseminating and transmitting consolidated data feeds and non-exchange third party content, including but not limited to, Seller or Seller Affiliate content, contributed data, real-time news, historical financial information and associated information.

        “Acquired Customer Contracts” shall mean all Contracts relating to the provision by any Seller or the Company of real-time market data, news, historical financial information or associated information or technology (i) to which such Seller is a party and that are included among the Assets or (ii) to which the Company is a party.

        “Acquired Data Sourcing Contracts” shall mean all Contracts relating to the provision to any Seller or the Company of real-time market data, news, historical financial information or associated information or technology (i) used in the Acquired Business to which such Seller is a party and that are included among the Assets or (ii) to which the Company is a party.

        “Action” shall mean any action, claim, suit, litigation, arbitration, mediation, proceeding, or governmental investigation.

        “Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

        “Ancillary Agreements” shall mean the Transition Services Agreement, the License Agreement, the Assumption Agreement, the Bill of Sale and certain other agreements to be entered into between Purchaser and Sellers on the Closing Date.

        “Antitrust Laws” shall mean any antitrust or trade regulatory laws of any Governmental Entity.

        “Assumed Current Liabilities” shall mean the following categories of current liabilities of the Company and Sellers relating solely and exclusively to the Acquired Business: (a) accrued accounts payable (other than those due to Parent and its Affiliates), (b) accrued expenses (including royalties, exchange fees, commissions, compensation and vacation but excluding Federal Income Taxes and Other Income Taxes) and deferred revenues incurred in the ordinary course of business, and (c) accrued Taxes Other Than Income Taxes.

        “Business Day” shall mean any day on which banks are generally open to conduct business in New York, New York.

        “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

        “Company Material Adverse Effect” shall mean a material adverse change in the operations, business, assets, results of operations or financial condition of the Company and the Acquired Business; provided, however, that no effect arising out of or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Company Material Adverse Effect: (i) conditions affecting the financial information services industry as a whole; (ii) conditions affecting the general economy (including prevailing interest rate levels); (iii) **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.**; or (iv) any matter, circumstance or action contemplated by the parties in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby.

        “Confidentiality Agreement” shall mean the confidentiality agreement dated October 1, 2002 entered into between Parent and Purchaser.

        “Contracts” shall mean all contracts, undertakings, commitments or agreements.

        “Copyrights” shall mean works entitled to copyright protection in any country, whether registered or unregistered, applications for copyright registrations in any country and software.

        “ECNs” shall mean electronic communication networks.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

        “Governmental Entity” shall mean any court, administrative agency, commission or other governmental authority, body or instrumentality, federal, state, local, domestic or foreign governmental or regulatory authority.

        “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        “Improvements” shall mean all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Leased Premises.

        “Intellectual Property” shall mean Patents and Patent applications, Copyrights, Trademarks, and all Know-How, show-how, technology, inventions (whether patentable or not), abandoned Patent applications, improvements, enhancements, software, source code, object code, notebooks, drawings (including engineering drawings), designs (including design databases and circuit files), prototypes, technical information and data, databases, manufacturing and operating procedures, work instructions, trade secrets and similar information which is treated as confidential and proprietary.

        “Know-How” shall mean know-how, technology, processes, methods, trade secrets, technical information, information related to product designs and products in development, information related to software source code, documentation therefor, notebooks and drawings, and information contained in pending applications that are not Patents.

        “Leased Premises” shall mean the Improvements and land parcels on which they are located, leased by the Company pursuant to the Lease, and all other rights of the Company under the Lease.

        “Licenses” shall mean permits, registrations, approvals, franchises or other authorizations including authorizations with respect to Intellectual Property, and shall mean, when used as a verb, the act of granting a License.

        “Liens” shall mean all liens, pledges, charges, easements, security interests, restrictive covenants or other similar encumbrances.

        “Net Working Capital” shall mean (a) the sum of accounts receivable and prepaid expenses paid in the ordinary course of business (excluding deferred taxes and intercompany accounts receivable) minus (b) the Assumed Current Liabilities, in each case as recorded in accordance with the Accounting Policies (but excluding the bonuses identified as Items 4 and 5 of Part III (Certain Agreements and Plans) on Section 3.15(a) of the Disclosure Schedule to be paid by Purchaser pursuant to Section 5.7(k)). To illustrate the calculation of Net Working Capital, attached as Exhibit 1(b) are the calculations of Net Working Capital for the Acquired Business as of November 30, 2002.

        “Parent Material Adverse Effect” shall mean a material adverse change in the operations, business, assets, results of operations or financial condition of the business of Parent and its Subsidiaries taken as a whole; provided, however, that no effect arising out of or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Parent Material Adverse Effect: (i) conditions affecting the publishing or information services industry; (ii) conditions affecting the general economy (including prevailing interest rate levels); (iii) **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**; or (iv) any matter, circumstance or action contemplated by the parties in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby.

        “Patents” shall mean United States and foreign patents.

        “Person” shall mean a person, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.

        “Purchase Price” shall mean $115,000,000 in cash, subject to and except as otherwise provided in Section 6.12.

        “Required Consent Contract” shall mean any Acquired Customer Contract or Acquired Data Sourcing Contract that requires (a) the consent of the respective party thereunder as a result of the transactions contemplated hereby or (b) notification to be delivered to the other party to such Contract as a result of the transactions contemplated hereby.

        “Required Consent Contract Litigation” shall mean any action, suit, litigation, arbitration, mediation, proceeding or governmental investigation commenced by any customer or data source provider that terminates their respective Required Consent Contract **THE CONFIDENTIAL PORTION HAS BEEN SO

OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

        “Retained Liabilities” shall mean any and all debts, liabilities and obligations of the Company and Sellers (including any and all debts, losses, liabilities, claims, damages and obligations, whether due or to become due, whether accrued, contingent or otherwise, incurred by or relating to the ownership and operation of the Acquired Business or the Company and the conduct of the Acquired Business on or prior to the Closing Date), other than the Assumed Liabilities.

        “Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner, manager or managing member.

        “Target Net Working Capital” shall mean negative $1,186,714.

        “Tax returns” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        “Tax” or “Taxes” means all taxes including, without limitation, income, profit, franchise, real property, personal property, excise, employment, payroll, withholding, sales and use, business and occupation, value added and goods and services taxes, together with interest and penalty accruing thereon, whether imposed by Federal, state, local or foreign law.

        “Trademarks” shall mean registered and unregistered United States and foreign trademarks, service marks, trade names, Internet domain names and applications for the foregoing.

        “Unregistered Company IP” shall mean all unregistered Copyrights and all Know-How presently used solely and exclusively by the Acquired Business.

        “WARN” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109, and the related regulations.

         1.2   Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Acquired Business Trademarks	Section 3.13
Acquired Business Products	Section 3.13
Agreement	Preamble
Ancillary Agreement[s]	Section 1.1
Assets	Recitals

Assumed Liabilities	Section 2.5
Assumption Agreement	Section 2.5
Australia Assets	Recitals
Benefits	Section 5.7
Bill of Sale	Section 2.3
Cap	Section 10.5
Closing	Section 2.1
Closing Balance Sheet	Section 2.7
Closing Date	Section 2.10
Closing Net Working Capital	Section 2.7
COBRA Coverage	Section 5.7
**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**
Company	Recitals
Company Contracts	Section 3.14
Company IP	Section 3.13
Company Insurance Policies	Section 3.21
**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**
DOJ	Section 5.2
DPA	Section 3.7
Data Protection Directive	Section 3.7
Deductible	Section 10.5
Disclosure Schedule	Article III
ERAP	Section 5.7
ERISA Affiliate	Section 3.15
ETF	Section 5.13
Employees	Section 5.7
Environmental Laws	Section 3.19
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.5
FMLA	Section 5.7
FTC	Section 5.2
Final Closing Balance Sheet	Section 2.7
Financial Statements	Section 3.8
Foreign Transferred Employee(s)	Section 5.7
France Assets	Recitals
GAAP	Section 3.8
GST Act	Section 2.9
Guarantees	Section 5.8
Hong Kong Assets	Recitals
Incidental Assets	Section 5.13
Indemnified Parties	Section 10.3

Indemnifying Party	Section 10.4
Interim Financial Statements	Section 3.8
Lease	Section 3.10
Liabilities	Section 2.5
License Agreement	Section 8.1
Licensed IP	Section 3.13
Losses	Section 10.2
Manage	Section 3.19
Multiemployer Plan	Section 3.15
Net FSA Amount	Section 5.7
Neutral Auditor	Section 2.7
Non-Compete Period	Section 5.13
Order	Section 7.1
Parent's Severance Plan	Section 5.7
Permitted Encumbrances	Section 3.4
Plans	Section 3.15
**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**
Purchaser	Preamble
Purchaser Account Plans	Section 5.7
Purchaser Disclosure Schedule	Article IV
Purchaser Indemnified Parties	Section 10.2
**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**
Resolution Period	Section 2.7
Restricted Information	Section 5.13
Retained Domain	Section 5.15
Section 338 Elections	Section 6.12
Seller and Sellers	Preamble
Seller Affiliate(s)	Section 5.8
Seller Account Plans	Section 5.7
Sellers Indemnified Parties	Section 10.3
Shares	Recitals
Singapore Assets	Recitals
Singapore Transferred Employees	Section 5.7
Straddle Periods	Section 6.4
Taxable Supply	Section 2.9
Threshold Amount	Section 10.6
Trademark	Section 5.11
Transfer Date	Section 5.7
Transfer Regulations	Section 5.7
Transferred Employee(s)	Section 5.7
Transition Services Agreement	Section 8.1
Treasury Shares	Section 3.3
UK Assets	Recitals

UK Business	Section 2.8
UK Transferred Employee(s)	Section 5.7
U.S. Plans	Section 3.15
U.S. Transferred Employee(s)	Section 5.7
VATA 1994	Section 2.8
VEBAS(s)	Section 3.15
Welfare Benefits	Section 5.7

        1.3    Interpretation; Absence of Presumption.

        (a)     For the purposes of this Agreement, “to the knowledge of Sellers” (including “to the Sellers’ knowledge” and similar variations thereof) shall mean **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.

        (b)     For the purposes hereof, (1) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (2) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (3) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified, (4) the word “or” shall not be exclusive, (5) provisions shall apply, when appropriate, to successive events and transactions, (6) the phrase “ordinary course of business” or “normal course” or any similar phrase shall mean “ordinary course of business consistent with past practice” unless the context requires otherwise or unless otherwise specified, and (7) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

        (c)     This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         1.4    Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

         1.5   Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require.

ARTICLE II
PURCHASE AND SALE OF THE SHARES AND ASSETS; ASSUMPTION OF LIABILITIES

         2.1   Purchase of the Shares and Assets from Sellers. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), Sellers shall sell, transfer, convey, assign and deliver to Purchaser or Purchaser’s designee(s), and Purchaser or such designee(s) shall purchase and acquire from Sellers: (i) the Shares and (ii) Sellers’ rights, title and interest in and to the Assets, in each case free and clear of all (x) Liens (except, for purposes of clause (ii), Permitted Encumbrances) and (y) for purposes of (i), adverse claims, as the term is defined in Article 8 of the Uniform Commercial Code (“Adverse Claims”).

         2.2    Excluded Assets. Anything herein to the contrary notwithstanding, the Assets and the Acquired Business do not include: (i) any rights (including as a trade name, trademark, corporate name, domain name or otherwise) with respect to the following: “Standard & Poor’s”, “S&P”, “McGraw-Hill”, “The McGraw-Hill Companies”, “XpressFeed” and derivations of such trademarks; (ii) any cash or cash equivalents (other than **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** attached hereto); (iii) any intercompany accounts receivable of the Acquired Business existing as of the Closing Date; (iv) the shared software, hardware and other excluded technology assets listed on Exhibit 2.2(iv); (v) the furniture and equipment listed on Exhibit 2.2(v); (vi) the items listed on Exhibit 2.2(vi); (vii) the data listed on Exhibit 2.2(vii); and (viii) any rights, claims and causes of action of the Sellers relating to the claims, litigations, suits and actions listed on Exhibit 2.2(viii) (collectively, the “Excluded Assets”).

         2.3    Delivery of Share Certificate and Bill of Sale. At the Closing, (i) Parent shall deliver to Purchaser a certificate evidencing the Shares, free and clear of any Lien or Adverse Claim, duly endorsed in blank or with stock powers duly executed in proper form for transfer, with all appropriate stock transfer tax stamps affixed and (ii) Sellers shall deliver to Purchaser the Bill of Sale in the form attached hereto as Exhibit 2.3 (the “Bill of Sale”) for the Assets and such other instruments for transfer as shall be reasonably required by counsel for Purchaser in order to vest Purchaser with good and marketable title to the Assets, free and clear of all Liens, except as provided in this Agreement.

         2.4    [Intentionally Omitted.]

         2.5    Assumption of Liabilities. Subject to the terms and conditions of this Agreement, Purchaser as further consideration shall assume as of the Closing Date (i) all obligations and liabilities of the Company and the Sellers with respect to the ownership and operation of Acquired Business and the conduct of the Acquired Business after the Closing Date relating to the discharge of obligations and liabilities arising after, or attributable to the period following or relating to events arising after the Closing Date; (ii) Assumed Current Liabilities, but only to the extent set forth on the Final Closing Balance Sheet; (iii) any and all rights, claims and causes of action against any Seller or the Company resulting from the claims, litigations, suits and actions listed on Exhibit 2.5(iii); and (iv) the liabilities and obligations set forth on Exhibit 2.5(iv) hereto (collectively, the “Assumed Liabilities”). Without intending to limit the generality of the foregoing, the Assumed Liabilities do not include, and Purchaser shall not assume and shall not be obligated with respect to, the Retained Liabilities. For the avoidance of doubt, to the extent that the transfer or assignment of any Contract relating to the Acquired Business shall require the consent of any party thereto, and any transfer or assignment of the same without consent shall constitute a breach thereof, with respect to any such Contract the required consent of any party thereto of which is not obtained, Purchaser shall assume the obligations and liabilities thereunder relating to the discharge of obligations and liabilities arising after, or attributable to the period following or relating to events arising after, the Closing Date; it being acknowledged and agreed that Sellers have indemnification obligations with respect to Required Consent Contract Litigation as provided in Section 10.2. Purchaser shall deliver a duly executed copy of the Assumption Agreement to Sellers at the Closing in the form attached hereto as Exhibit 2.5 (the “Assumption Agreement”) pursuant to which it (or its designee(s)) shall assume the Assumed Liabilities. In relation to any Assumed Liabilities under Contracts governed by the law of a jurisdiction that does not recognize the transfer of such Assumed Liabilities pursuant to the Assumption Agreement, the Purchaser and the relevant Seller (being the counterparty to any such Contract) shall use all commercially reasonable efforts to procure that any third party (being a counterparty to any such Contract) shall enter into a novation or equivalent agreement effective to transfer such Assumed Liabilities. To the extent that any such Contracts are assigned and not novated, or to the extent that no such novation or equivalent agreement is executed, the Purchaser shall indemnify the relevant Seller (being the party to any such Contract) against all obligations, liabilities, losses, damages and claims, whether direct or indirect, however incurred, arising after Closing which relate to the performance or non-performance of any obligations remaining with such relevant Seller in respect of any such assigned Contract or Contract in relation to which no such novation or equivalent agreement has been executed (except to the extent set forth in Section 10.2(vi) hereto).

         2.6    Purchase Price for the Shares and Assets; Allocation. The Purchase Price shall be payable at the Closing to Sellers by wire transfer in immediately available funds, to an account designated prior to the Closing by Sellers. The Purchase Price shall be allocated for tax purposes between the Shares and the Assets and among the Assets in accordance with the applicable provisions of the Code and based upon relative fair market values following the principles set forth in Exhibit 2.6.

         2.7    Net Working Capital Adjustment.

         (a)    Not less than five Business Days prior to Closing, Sellers will deliver to Purchaser a balance sheet of the Acquired Business, which balance sheet shall include a computation of Net Working Capital, as of the end of the month immediately preceding the Closing (such Net Working Capital, as adjusted pursuant to this Section 2.7(a), “Closing Net Working Capital”). Such balance sheet, and Closing Net Working Capital calculated therefrom, shall be prepared in accordance with the Accounting Policies. If Purchaser disagrees with such balance sheet and the calculation of Closing Net Working Capital, representatives of Sellers and Purchaser shall meet to discuss such disagreement, and the Closing Net Working Capital shall be revised, to the extent agreed, to reflect such discussion. The Purchase Price shall be increased, dollar for dollar, to the extent that Closing Net Working Capital exceeds Target Net Working Capital or decreased, dollar for dollar, to the extent that Closing Net Working Capital is less than Target Net Working Capital.

         (b)    Within 60 days following the Closing, Purchaser shall prepare a balance sheet of the Company as of the close of business on the Closing Date (including the notes thereto, the “Closing Balance Sheet”). The Closing Balance Sheet shall fairly present the financial position of the Acquired Business and shall be prepared in a manner consistent with the Accounting Policies.

         (c)    Purchaser shall deliver a copy of the Closing Balance Sheet to the Parent promptly after it has been prepared. After receipt of the Closing Balance Sheet, Parent shall have thirty (30) days to review the Closing Balance Sheet, together with the work papers used in the preparation thereof. Parent shall have reasonable access to all relevant books and records and employees of the Company to the extent required to complete its review of the Net Working Capital as reflected on the Closing Balance Sheet. Parent may dispute only those items reflected on the Closing Balance Sheet which relate to Net Working Capital and only on the basis that such amounts were not arrived at in accordance with the Accounting Policies. Unless Parent delivers written notice to Purchaser on or prior to the 30th day after Parent’s receipt of the Closing Balance Sheet specifying in reasonable detail all disputed items and the basis therefor, Parent shall be deemed to have accepted and agreed to the Net Working Capital as reflected on the Closing Balance Sheet. If Parent so notifies Purchaser of its objection to the Net Working Capital, Parent and Purchaser shall, within thirty (30) days following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

         (d)    All amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants (the “Neutral Auditor”) selected by Purchaser and Parent within ten (10) days after the expiration of the Resolution Period. If Purchaser and Parent are unable to agree on the Neutral Auditor, then KPMG LLP shall be retained as the Neutral Auditor. Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne equally by Purchaser and Parent. The Neutral Auditor shall act as an arbitrator to determine any dispute in accordance with the Accounting Policies and based solely on presentations by Purchaser and Parent, and not by independent review, only those issues still in dispute.

In no event may the Neutral Auditor consider any issues, amounts or matters not disputed within the thirty-day period provided in Section 2.7(c) hereof. The Neutral Auditor’s determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to Purchaser and Parent and shall be final, binding and conclusive. The term “Final Closing Balance Sheet”, as hereinafter used, shall mean the definitive Closing Balance Sheet agreed to by Purchaser and Parent in accordance with Section 2.7(c) (including a deemed acceptance by Parent) or the definitive Closing Balance Sheet resulting from the determinations made by the Neutral Auditor in accordance with this Section 2.7(d) (in addition to those items theretofore agreed to by Purchaser and Parent).

         (e)    The Purchase Price shall be increased, dollar for dollar, to the extent that Net Working Capital reflected in the Final Closing Balance Sheet exceeds Closing Net Working Capital or decreased, dollar for dollar, to the extent that Net Working Capital reflected in the Final Closing Balance Sheet is less than Closing Net Working Capital. The party who is required to make a payment in accordance with the preceding sentence shall make such payment promptly (and in any event within five (5) Business Days after determination of the Final Closing Balance Sheet.

         2.8    Value Added Tax.

         (a)    In relation to the UK Assets each of McGraw-Hill UK and the Purchaser warrants to the other that it is a registered taxable person for the purposes of Value Added Tax Act 1994 (“VATA 1994”) and the Purchaser warrants to McGraw-Hill UK that it will use the UK Assets in carrying on the same kind of business as that carried on by McGraw-Hill UK by usage of the UK Assets (the “UK Business”).

         (b)    McGraw-Hill UK and the Purchaser shall **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** to procure that the UK Business is transferred to the Purchaser as a going concern for the purposes of both section 49(1) of VATA 1994 and article 5 of the Value Added Tax (Special Provisions) Order 1995 SI1995/1268 as at and with effect from the time of Closing on the Transfer Date. The provisions of section 49 of VATA 1994 shall accordingly apply to such transfer.

         (c)    McGraw-Hill UK within ten (10) Business Days of Closing request permission from the Commissioners of Customs and Excise, as required by section 49(1)(b) VATA 1994, to retain the records of the UK Business. McGraw-Hill UK will preserve the value added tax (“VAT”) records pursuant to this paragraph (c) for a period of a least ten (10) years from Closing and will allow the Purchaser on giving reasonable notice to have access to inspect (and copy, at the Purchaser’s expense) such records during normal business hours. If permission to retain the records is not granted by the Commissioners of Customs and Excise then McGraw-Hill UK will deliver within 30 days of receiving this ruling to the Purchaser all the records of the UK Business for VAT purposes which are required by section 49(1)(b) of VATA 1994 to be preserved by the Purchaser. The Purchaser will preserve the VAT records delivered to it pursuant to this paragraph (c) for a period of at least ten (10) years from Closing and will allow McGraw-Hill UK on giving reasonable notice to have access to inspect (and copy, at McGraw-Hill UK’s expense) such records during normal business hours. The Purchaser agrees not to pass the VAT records pursuant to this paragraph (c) to another party (other than H.M. Customs and Excise) without the written agreement of McGraw-Hill UK, such agreement not to be unreasonably withheld.

         (d)    If, notwithstanding the provisions of Section 2.8(b), H.M. Customs and Excise determines that VAT is chargeable in respect of the supply of all or any part of the UK Business under this Agreement, McGraw-Hill UK shall notify the Purchaser in writing of that determination within five business days of its being so advised by H.M. Customs and Excise and the Purchaser shall, unless it exercises its rights under Section 2.8(e), pay to McGraw-Hill UK by way of additional purchase price a sum equal to the amount of VAT determined by H.M. Customs and Excise to be so chargeable within ten days after receipt of the notice from McGraw-Hill UK of that determination (against delivery by McGraw-Hill UK of any appropriate tax invoice for VAT purposes).

         (e)    If the Purchaser disagrees with the determination of H.M. Customs and Excise referred to in Section 2.8(d), it may within ten days of being notified by McGraw-Hill UK of that determination, give written notice to McGraw-Hill UK that it requires McGraw-Hill UK to obtain a review by the Commissioners of Customs and Excise of that determination, and McGraw-Hill UK shall immediately request the Commissioners of Customs and Excise to undertake that review.

         (f)    Upon McGraw-Hill UK being advised by the Commissioners of Customs and Excise of their decision arising out of the review referred to in Section 2.8(e), McGraw-Hill UK shall immediately notify the Purchaser in writing of that decision and, if the Purchaser disagrees with that decision, the Purchaser may:

    (1)        give notice to McGraw-Hill UK that it requires the McGraw-Hill UK (subject to due compliance by the Purchaser with Section 2.8(g)) to make all such appeals against that decision as the Purchaser shall reasonably request from time to time in such manner as the Purchaser shall reasonably request from time to time; or

(2) itself make all appeals against that decision as the Purchaser shall consider appropriate with such assistance from McGraw-Hill UK as the Purchaser shall reasonably request from time to time and, in either such case, McGraw-Hill UK shall, subject to due compliance by the Purchaser with Section 2.8(g), promptly comply with any such request by the Purchaser.

         (g)    McGraw-Hill UK shall not be obliged to take any action under Section 2.8(f) unless the Purchaser shall indemnify McGraw-Hill UK against all reasonable costs and expenses that McGraw-Hill UK may incur by taking any such action and, in any case where an appeal cannot be made against the decision of the

Commissioners of Customs and Excise without McGraw-Hill UK accounting for the VAT referred to in Section 2.8(d), unless the Purchaser shall also pay to McGraw-Hill UK an amount equal to that VAT (against delivery by McGraw-Hill UK of an appropriate tax invoice for VAT purposes).

         (h)    Within seven days after the decision of the Commissioners of Customs and Excise referred to in Section 2.8(f) or, if the Purchaser shall have required any appeal or appeals to be made pursuant to that Section, within seven days after the decision of the court or tribunal to which the final such appeal has been made, the Purchaser shall pay to McGraw-Hill UK by way of additional purchase price a sum equal to the amount of VAT that has thereby been determined to be properly chargeable in respect of the supply of all or any part of the UK Business under this Agreement (against delivery by McGraw-Hill UK of an appropriate tax invoice for VAT purposes) after deducting therefrom any amount previously paid by the Purchaser to McGraw-Hill UK under Section 2.8(g).

         2.9    Goods and Services Tax (Australia).

        (a)     McGraw-Hill Australia and the Purchaser acknowledge that each is registered under the A New Tax System (Goods and Services Tax) Act, 1999 (Cth.) (Australia) (the “GST Act”) and will remain so continuously up to and on Closing.

        (b)    If the Commissioner of Taxation in Australia determines that the supply of the Australia Assets is a taxable supply made by McGraw-Hill Australia then, despite clause (b), if McGraw-Hill Australia:

(i) by notice in writing to the Purchaser requests that the Purchaser indemnify McGraw-Hill Australia against GST payable by McGraw-Hill Australia on the supply of the Australia Assets (the “Taxable Supply”); and

(ii) provides to the Purchaser a tax invoice in relation to the Taxable Supply, the Purchaser shall, in addition to paying to McGraw-Hill Australia the whole of the purchase price for the Australia Assets, also pay to McGraw-Hill Australia an amount calculated by multiplying the purchase price for the Australia Assets by the rate of GST prevailing at the time of the supply of the Australia Assets.

        (d)    The parties acknowledge and agree that the provisions of Sections 2.9 (a) to (e) will not merge upon Closing and are intended to remain enforceable without limitation as to time.

        (e)        In Sections 2.9(a) to (d), terms defined in the GST Act will have the meaning given to those expressions in that Act.

         2.10    GST (Singapore)

         (a)    In relation to the Singapore Assets each of the Parent and the Purchaser warrants to the other that it is a registered taxable person for the purposes of Goods and Services Tax Act Chapter 117A (“GST Act”) and the Purchaser warrants to Parent that it will use the Singapore Assets in carrying on the same kind of business as that carried on by Parent’s branch in Singapore by usage of the Singapore Assets (the “Singapore Business”).

         (b)    Parent and the Purchaser shall use all reasonable endeavors to procure that the Singapore Business is transferred to the Purchaser as a going concern as at and with effect from the time of Closing on the Transfer Date. The provisions of Section 46 of the GST Act shall apply to such transfer and accordingly:

                 (i)    Parent with ten (10) Business Days of Closing shall request permission from the Singapore tax authorities to retain the records of the Singapore Business. Parent will preserve the GST records pursuant to this paragraph for a period of at least seven (7) years from Closing and will allow the Purchaser on giving reasonable notice to have access to inspect (and copy, at the Purchaser’s expense) such records during normal business hours. If permission to retain the records is not granted by the Singapore tax authorities then Parent will deliver within 30 days of receiving this ruling to the Purchaser all the required records of the Singapore Business for GST purposes. The Purchaser will preserve the GST records delivered to it pursuant to this paragraph for a period of at least seven (7) years from Closing and will allow Parent on giving reasonable notice to have access to inspect (and copy, at Parent’s expense) such records during normal business hours. The Purchaser agrees not to pass the GST records pursuant to this paragraph to another party (other than Singapore tax authorities) without the written agreement of Parent, such agreement not to be unreasonably withheld.

        (c)   Parent undertakes to provide all assistance and information to the Purchaser and to execute all such documents as the Purchaser may reasonably request to assist the Purchaser in satisfying Comptroller of Goods and Services Tax that the sale and purchase of the Singapore Assets pursuant to this Agreement is not subject to GST.

        (d)   If the Comptroller of Goods and Services Tax establishes that GST is chargeable, then Parent will issue the appropriate valid GST invoice to the Purchaser and the Purchaser shall pay the amount of GST within seven days of receipt of the invoice therefore.

         2.11    Closing. The Closing shall take place at the 1221 Avenue of the Americas, New York, New York 10020 offices of Parent at 10:00 a.m., New York time, on the Business Day after the conditions set forth in Article VII are satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time or date as may be mutually agreed upon in writing by the parties. For all purposes, the Closing shall be considered to occur at midnight on which the Closing is completed (the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct, except as set forth in the Sellers’ disclosure schedule attached hereto (the “Disclosure Schedule”).

         3.1    Organization and Qualification.

         (a)    Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted, except for any failure to be in good standing that would not have a Parent Material Adverse Effect. Each Seller is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         (b)    The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted, except for any failure to be in good standing that would not have a Company Material Adverse Effect. The Company is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not, individually or in the aggregate, have a Company Material Adverse Effect. Sellers have previously made available to Purchaser true and correct copies of the Company’s and Sellers’ certificate of incorporation, bylaws and similar organizational documents.

         3.2    Authorization; Validity and Effect of Agreement. Each Seller has the requisite power and authority (corporate and other) to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Except as described in Section 3.2 of the Disclosure Schedule, the execution and delivery of this Agreement and each Ancillary Agreement by each Seller and the performance by each Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors or comparable governing body and all other necessary corporate action on the part of such Seller and no other corporate proceedings on the part of any Seller are necessary to authorize this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Upon the approval of the Board of Directors of Parent, this Agreement and the Ancillary Agreements will be duly and validly executed and delivered by each Seller and will constitute the legal, valid and binding obligations of each Seller, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         3.3    Capitalization of the Company and Ownership of Shares.

         (a)    The authorized capital stock of the Company consists of 400,000 shares of common stock all of one class with a par value of $.01 per share, of which (i) 1,098 are treasury shares (“Treasury Shares”) and (ii) 219,780 shares, comprising the Shares, are outstanding. The Shares represent all of the outstanding capital stock in the Company. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. Except for the Shares and the Treasury Shares, there are not, and at the Closing there will not be, any capital stock or other equity interests in the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any capital stock or other equity interests in the Company, or any agreements, arrangements, or understandings granting any Person any rights in the Company similar to capital stock or other equity interests including stock appreciation and profit participation rights.

         (b)    All of the Shares are owned of record and beneficially by Parent free and clear of all Liens.

         3.4    Title to Assets; Sufficiency. The Company has good and marketable title to all of its owned personal property (tangible and intangible), and the Sellers have good and marketable title to the owned personal property (tangible and intangible) included in the Assets, in each case free and clear of any Liens except for: (i) encumbrances that do not materially interfere with the present use by the Acquired Business of the property subject thereto or affected thereby or otherwise materially impair or materially affect (x) the value of such assets or (y) the operations, business, financial condition or results of operations of the Acquired Business, (ii) any encumbrances for assessments or governmental charges, or landlords’, mechanics’, workmen’s, materialmen’s or similar encumbrances arising in the ordinary and usual course of business, in each case that are not delinquent or which are being contested in good faith and for which adequate reserves have been made in the Financial Statements or the Interim Financial Statements, and (iii) encumbrances that are reflected in Section 3.4 of the Disclosure Schedule (collectively, “Permitted Encumbrances”). The Assets include all assets (tangible and intangible) used by Sellers solely and exclusively in the operation of the Acquired Business. Except as set forth in Section 3.4 of the Disclosure Schedule, the Company’s assets, the Assets and the rights Purchaser will receive pursuant to the Ancillary Agreements include all assets and rights necessary for the continued conduct and operation of the Acquired Business as presently conducted and operated by Sellers.

         3.5    Subsidiaries. The Company has neither an equity interest in, nor the right or option to acquire an equity interest in, any other entity, and the Company is not a participant, as a partner or otherwise, in any joint venture or common or pooled risk business enterprise.

         3.6    No Conflict; Required Filings and Consents.

         (a)    Neither the execution and delivery of this Agreement or any Ancillary Agreement by any Seller nor the performance by any Seller of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will: (i) conflict with the certificate of incorporation or bylaws or similar organizational documents of any Seller or the Company; (ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below and except as described in Section 3.6(b) of the Disclosure Schedule, violate or conflict with any statute, law, ordinance, rule or regulation, applicable to any Seller with respect to the Acquired Business, the Company or any of the Assets; (iii) except as set forth on Section 3.6(a) of the Disclosure Schedule, violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or require the delivery of notice pursuant to, or permit the amendment or termination of any provision of, or result in amendment or the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any Seller with respect to the Company or the Assets under, or result in the creation or imposition of any Lien (other than Permitted Encumbrances) upon any properties or assets of the Company or the Assets under, any (A) Contract, agreement, License, lease or instrument or any order, judgment or decree to which the Company or any Seller with respect to the Acquired Business or the Assets is a party or by which the Company or any of the Assets is bound or encumbered, or give any Person the right to require the Company to purchase or repurchase any notes, bonds or instruments of any kind or (B) Acquired Customer Contract that calls for annual payments in excess of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** (all of which Acquired Customer Contracts in the aggregate represented at least **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** of the revenues of the Acquired Business during the twelve months ended November 30, 2002), **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

         (b)    Except for the pre-merger notification requirements of the HSR Act or otherwise set forth on Section 3.6(b) of the Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity, or any other Person is required to be made or obtained by Sellers or the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         3.7    Compliance.

         (a)    The Company is in compliance with all foreign, federal, state and local laws and regulations of a Governmental Entity, except to the extent that failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect or as listed on Section 3.7 of the Disclosure Schedule.

         (b)    The Acquired Business is currently being conducted by Sellers so as to comply with all foreign, federal, state and local laws and regulations of a Governmental Entity applicable to the operations of the Acquired Business or with respect to which compliance is a condition of engaging in the business thereof, including the Data Protection Act 1998 of the United Kingdom (the “DPA”) and any other applicable and relevant legislation implementing Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 (“Data Protection Directive”), except to the extent that failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect or as listed on Section 3.7 of the Disclosure Schedule. Sellers and the Company have not received any written notice or, to the knowledge of Sellers, oral notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Company Material Adverse Effect or as listed on Section 3.7 of the Disclosure Schedule. The Company or Sellers as relating to the Acquired Business hold all permits, licenses and franchises from Governmental Entities required to conduct its respective businesses as they are now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Company Material Adverse Effect or as listed on Section 3.7 of the Disclosure Schedule. All such permits, licenses and franchises are in full force and effect, and the Company and Sellers relating to the Acquired Business are in compliance with the terms of such permits, licenses and franchises, except where the failures to be in compliance with such Licenses will not, individually or in the aggregate, have a Company Material Adverse Effect.

         3.8    Financial Statements; Undisclosed Liabilities.

         (a)    Attached as Section 3.8(a) of the Disclosure Schedule are copies of the following financial statements of the Acquired Business: (i) unaudited combined balance sheets as at December 31, 2000 and December 31, 2001 and the related unaudited combined statements of operations for each of the two years ended December 31, 2000 and December 31, 2001 (such unaudited financial statements collectively referred to herein as the “Financial Statements”), and (ii) an unaudited combined balance sheet as at November 30, 2002 and the related unaudited combined statement of operations for the eleven (11) months ended November 30, 2002 (such unaudited financial statements referred to herein as the “Interim Financial Statements”). Except as described in the Disclosure Schedule, the Financial Statements and the Interim Financial Statements were prepared from the books and records of the Company and Sellers in a manner consistent with the Accounting Policies and comply with United States generally accepted accounting principles (“GAAP”) in all material respects and are true, complete and correct in all material respects, and fairly present the financial condition as of the dates indicated and results of operations for the periods indicated, of the Acquired Business. Without intending to limit the generality of the foregoing, the Accounting Policies are true, complete and correct and comply in all material respects with GAAP.

         (b)    Except to the extent set forth in Section 3.8(b) of the Disclosure Schedule, neither the Company nor Sellers relating to the Acquired Business has any material obligations or liabilities, past, present or deferred, accrued or unaccrued, fixed, absolute, contingent or other, regardless of when asserted, except (i) as disclosed in the balance sheet forming part of the Interim Financial Statements, or (ii) incurred since the date of such balance sheet in the ordinary course of business consistent with past practice of the Acquired Business and which will not result in a Company Material Adverse Effect.

         3.9    Absence of Certain Changes. Except for (i) the matters set forth in Section 3.9 of the Disclosure Schedule and (ii) the transactions expressly contemplated hereby, since November 30, 2002, the Acquired Business has been conducted in the ordinary and usual course consistent with past practices of the Company or the Sellers with respect to the Acquired Business in all material respects and since November 30, 2002 there has been no Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Section 3.9 of the Disclosure Schedule, the Company and Sellers relating to the Assets have not, since such date:

         (a)    mortgaged, pledged or subjected to any Lien other than Permitted Encumbrances any of the Company’s assets or the Assets;

         (b)    sold, assigned, disposed of or transferred any of the Company’s assets or the Assets or **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** with respect to any of the Company’s assets or the Assets (except in the ordinary course of business consistent with past practice);

         (c)    except in each case in the ordinary course of business, consistent with past practice:

                 (1)    incurred any material obligations or liabilities (fixed, contingent or other); or

                 (2)    cancelled any debts or claims;

                 (3)    made or committed to make any additions to its property or any purchases of machinery or equipment, except in the ordinary course of business, consistent with past practice;

        (d)    suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of material property by any Governmental Entity;

         (e)    amended or terminated any Company Contract or any material governmental license, permit or authorization, except for terminations in the ordinary course of business, consistent with past practice, in accordance with the terms thereof;

         (f)    entered into or adopted or materially amended any Plan relating solely to the Employees, or increased in any manner the compensation or fringe benefits of the Employees (except pursuant to pre-existing agreements or as required by applicable law or, other than senior management, in the ordinary course of business and consistent with past practice);

         (g)    changed its billing, accounts payable, accounts receivable, collections or other cash management practices or accounting methods;

         (h)    changed its equipment, improvements, building maintenance or capital expenditures practices in any material way;

         (i)    entered into any Contracts other than on an arm’s length basis;

         (j)    acquired or agreed to acquire by merging or consolidating with, or by purchasing any of the assets of or equity in, or by any other manner, any business of any Person in any material respect;

         (k)    amended or terminated any insurance policy or coverage, and has kept all such policies and coverage in full force and effect including renewing to the extent the same would otherwise expire or terminate;

         (l)    except as required by law, changed any method of Tax accounting or make any Tax election;

         (m)    amended any provision of its certificate of incorporation, bylaws or similar organizational documents; or

         (n)    agreed to take any of the foregoing actions.

         3.10    Real Estate Lease. The Company owns no, and the Assets do not include any, real property, except for the following leasehold interest. Section 3.10 of the Disclosure Schedule sets forth a true, complete and correct copy of the only real estate lease to which the Company is a party (the “Lease”). Except as disclosed in Section 3.10 of the Disclosure Schedule: (a) the Lease is legal, valid, binding upon and enforceable against the Company (and to the Sellers’ knowledge, the lessor), and in full force and effect, the Company has a valid leasehold interest and enjoys peaceful and undisturbed possession under the Lease, and, to the knowledge of Sellers, the lessor has the right to lease the Leased Premises to the Company; (b) the Company is not, and to the knowledge of Sellers no other party to the Lease is, in material breach or material default of the Lease, and no event has occurred which, with notice or lapse of time, would constitute a material breach or material default; (c) no alterations or Improvements have been made nor has any other work been done as to which the lessor may assert a right under the terms of the Lease to hold the Company responsible (financially or otherwise) for removal, repair or restoration; (d) to the Sellers’ knowledge, (i) the premises and the Improvements and the conduct of the Acquired Business comply with all applicable zoning and other land use laws and building codes, (ii) all facilities of which the Leased Premises constitutes a part (including alterations constructed by the Company) have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable law; and (iii) all facilities leased thereunder are supplied with utilities and other similar services necessary for the operation of said facilities as now operated; and (e) the Company has not subleased or otherwise granted to any third party any possessory rights to any portion of the Leased Premises.

         3.11    Personal Property. To the extent the Assets (excluding Intellectual Property) owned by the Company or any Seller consist of machinery, equipment, furniture, fixtures and other leasehold improvements and other tangible personal property, such Assets are in good operating condition (reasonable wear and tear excepted), and are, to the knowledge of the Sellers, free from defects (except such minor defects as do not interfere with the continued use thereof by the Company or the Acquired Business in the normal conduct of its business).

         3.12    Transactions with Affiliates. Except as described in Section 3.12 of the Disclosure Schedule, neither the Company nor any Seller relating to the Acquired Business is party to any Contract with any Seller Affiliate, nor does any Seller or any Seller Affiliate (other than the Company) provide or cause to be provided to the Acquired Business, whether pursuant to Contract or otherwise, any Intellectual Property for use in Acquired Business’ products or services.

         3.13    Intellectual Property.

         (a)    Section 3.13(a)(i) of the Disclosure Schedule lists all of the currently registered domain names and all currently registered United States and foreign Trademarks owned by the Company or Sellers relating primarily to the Acquired Business; Section 3.13(a)(ii) of the Disclosure Schedule lists all of the foregoing items that are included in the Assets or owned by the Company (the “Acquired Business Trademarks”). Except as set forth in Section 3.13(a)(iii) of the Disclosure Schedule: (x) all registrations for the Acquired Business Trademarks are valid and subsisting, in full force and effect, and no such registrations have been cancelled, expired, or abandoned; and (y) to the knowledge of Sellers, neither the Company nor any Seller has undertaken or omitted to undertake any acts, and to the knowledge of Sellers, no circumstances or grounds exist, that would invalidate or eliminate the enforceability of, or reduce the scope of, or the Acquired Business’ entitlement to exclusively use or otherwise exploit any Acquired Business Trademark. Except as set forth in Section 3.13(a)(iii) of the Disclosure Schedule, there is no pending or, to the knowledge of Sellers, threatened opposition, interference or cancellation or other proceeding before any court or registration authority in any jurisdiction against the registrations for the Acquired Business Trademarks or any registration thereof which, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect. The Company or Sellers own the Acquired Business Trademarks, free and clear of all Liens, except for

Permitted Encumbrances. The Company and Sellers do not hold or License, nor have they applied for, any Patent relating primarily to the Acquired Business.

         (b)    Section 3.13(b) of the Disclosure Schedule contains a complete and correct list of all registered Copyrights and applications therefor (x) owned by the Sellers and relating to the Acquired Business, all of which are included in the Assets (except to the extent described in Section 3.13(b) of the Disclosure Schedule), or (y) owned by the Company (such Copyrights and applications described in clauses (x) (except as so described) and (y), collectively, the “Company IP”), specifying as to each item, as applicable, (i) the jurisdiction in which the item is issued or registered or the application filed, including the respective application, issuance or registration number, (ii) the owner and (iii) the filing date. All such Copyrights included in Section 3.13(b) of the Disclosure Schedule and any related registrations are in full force and, to the Sellers’ knowledge, are neither subject to any cancellation or reexamination proceeding nor, to the Sellers’ knowledge, any other actual or threatened proceeding challenging their scope or validity. Except as set forth on Section 3.13(b) of the Disclosure Schedule or contemplated under the License Agreement, all material Unregistered Company IP required for the conduct and operation of the Acquired Business as presently conducted and operated by the Sellers are owned by the Company, Licensed to the Company or included in the Assets.

         (c)    Except for commercially available off-the-shelf software, as set forth in Section 3.13(c) of the Disclosure Schedule or contemplated under the License Agreement, Section 3.13(c) of the Disclosure Schedule contains a complete and correct list of all agreements whereby Intellectual Property and any applications for registration of any Intellectual Property relating primarily to the Acquired Business is Licensed (x) to the Sellers for use in the Acquired Business, and the Assets include those Licenses which relate solely and exclusively to the Acquired Business (except to the extent described in Section 3.13(c) of the Disclosure Schedule), or (y) to the Company (such Intellectual Property and applications for registration thereof Licensed pursuant to agreements described in clauses (x) (except as so described) and (y), collectively, the “Licensed IP”), and which represents all third party Intellectual Property as is necessary for the Purchaser to conduct the Acquired Business after the Closing as conducted by the Sellers as of the date hereof. The Company or Sellers have the right to use such Intellectual Property, subject to the terms of such Licenses.

         (d)    With the exception of Acquired Customer Contracts, Section 3.13(d) of the Disclosure Schedule contains an accurate and complete list of all agreements pursuant to which the Company or a Seller entitles third parties to use or otherwise exploit Intellectual Property relating to the Acquired Business owned by the Company or such Seller.

         (e)    The products and services offered by the Acquired Business are listed in Section 3.13(e)(i) of the Disclosure Schedule (collectively, the “Acquired Business Products”). Except as described in Section 3.13(e)(ii) of the Disclosure Schedule and for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, there is no Intellectual Property, other than that which is either owned by the Company or the Sellers or which is Licensed to the Company or the Sellers that is necessary (x) in connection with the manufacture, sale, design and development of the Acquired Business Products or the services of the Acquired Business or (y) in connection with the Acquired Business as presently conducted. None of the Acquired Business Products contains any libelous, defamatory or obscene material, or infringes, in any material respect, any Trademark, Copyright or Patent, and the conduct of the Acquired Business as presently conducted does not infringe the intellectual property rights of any other person in any material respect.

         (f)    Except as set forth in Section 3.13(f) of the Disclosure Schedule, no outstanding claim of Intellectual Property infringement, and no claim challenging the ownership, use, validity or enforceability thereof has been asserted or threatened against the Company or any Seller with respect to the Acquired Business. Except as set forth in Section 3.13(f) of the Disclosure Schedule, no outstanding claim based on libel, defamation or obscenity has been asserted or threatened against the Company or any Seller with respect to the Acquired Business. Except as set forth in Section 3.13(g) of the Disclosure Schedule: (i) to the knowledge of Sellers, no third party is infringing any Intellectual Property owned by or Licensed to the Company or any Seller with respect to the Acquired Business and (ii) no such claims are pending or threatened against a third party by the Company or any of the Sellers.

         (g)    The Company and the Sellers have implemented reasonable procedures to protect and maintain the confidential information, trade secrets and proprietary information that are part of the Know-How, except where failure to do so will not have a Company Material Adverse Effect.

         3.14    Material Contracts.

         (a)    Section 3.14(a) of the Disclosure Schedule lists all Contracts of the following categories to which the Company or any Seller is a party relating to the Acquired Business (collectively, the “Company Contracts”):

         (i)    Contracts containing covenants limiting the freedom of the Company or any Seller relating to the Acquired Business to engage in any line of business or compete with any Person or operate at any location;

         (ii)    Contracts involving annual expenditures or liabilities, including for the purchase of goods and/or services, in excess of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** which are not terminable by the Company or Sellers without penalty **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

         (iii)    guarantees in respect of any obligations or liabilities of any Person or mortgages, security agreements or other arrangements intended to secure indebtedness of any Person;

         (iv)    employment agreements requiring payments of compensation in excess of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** per person per year or consulting agreements requiring payments in excess of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** per consultant per year;

         (v)    Contracts relating to distributors, resellers or sales agents which are not terminable by the Company or Sellers without penalty **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

         (vi)    notes, mortgages, indentures, other obligations, agreements or other instruments for or relating to any lending or borrowing;

         (vii)   Acquired Data Sourcing Contracts;

         (viii)    Acquired Customer Contracts pursuant to which the Company or any Seller with respect to the Acquired Business receives annual fees of more than **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

         (ix)   joint venture, partnership or similar Contracts; and

         (x)    material Intellectual Property Contracts.

         (b)    All such Company Contracts are valid, binding and enforceable on the parties thereto, and are in full force and effect. Except as set forth in Section 3.14(b) of the Disclosure Schedule, the Company and Sellers are not, and to the knowledge of Sellers, none of the other parties to any such Company Contract is in breach of any provision thereof, or in default under the terms thereof, and there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default on the part of the Company or Sellers or, to the Sellers’ knowledge, on the part of the other party thereto, except for such breaches or defaults as will not have a Company Material Adverse Effect.

         3.15    Employee Matters.

         (a)    Section 3.15(a) of the Disclosure Schedule lists (collectively, the “Plans”): (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) all pension, retirement, hospitalization, health, medical, dental, life insurance, disability or sickness insurance (or other similar wage continuation benefits), profit sharing, all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, fringe benefit, educational, workers’ compensation, stock and other equity compensation, cafeteria, and “voluntary employees’ beneficiary associations” (“VEBAs”) under Section 401(c)(9) of the Code, severance or other benefit plans, programs, arrangements, commitments and/or practices whether funded or unfunded, insured or not insured, written or unwritten, registered or unregistered, and all employment, consulting, termination, severance, change of control and other contracts and agreements, with respect to which any Seller or the Company, or any organization that, together with the Company, would be treated as a “single employer” within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(b)(1) of ERISA (an “ERISA Affiliate”) has any obligation and that are maintained, contributed to or sponsored by any Seller or the Company for the benefit of any current or former employee of the Acquired Business or have been maintained, contributed to or sponsored by an ERISA Affiliate in the five-year period ending on the Closing Date, (iii) each employee benefit plan for which any Seller or the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iv) any plan in respect of which any Seller or the Company could incur liability under Section 4212(c) of ERISA, and (v) all plans and arrangements, if any, for which the Acquired Business has any obligation or liability (contingent or otherwise) relating to any current or former employee, officer or director of the Company, the Acquired Business or any ERISA Affiliate; provided, however, that with respect to non-U.S. locations, only benefits in excess of statutory or common law requirements are disclosed except to the extent the Acquired Business could have a post-Closing obligation or liability (contingent or otherwise). Except as specifically disclosed on Section 3.15(a) of the Disclosure Schedule, the Company does not sponsor or maintain any Plans, and at or after the Closing Date, the Company shall have no obligations or liabilities under any such Plans. All Plans covering U.S. employees of the Acquired Business are referred to herein as “U.S. Plans.” Sellers have made available to Purchaser a copy of the U.S. Plans, together with all amendments and trust agreements related thereto, copies of Forms 5500 for the prior three years, including accountants opinions, if applicable, actuarial valuation reports, if applicable, and in such event the information provided to the actuary preparing such actuarial valuation was true, correct and complete in all material respects, and, to the extent applicable, all current Summary Plan Descriptions and Parent’s employee handbook and human resources guide describing Sellers’ employment benefits, policies and practices for its U.S. employees. In addition, Sellers have made available to Purchaser true and complete plan documents and descriptions of the Plans and the employment benefits, policies and practices applicable to non-U.S. employees of the Acquired Business in excess of statutory or common law requirements.

         (b)    Except to the extent that the occurrence of any of the following would not result in material liability to Purchaser: (i) each Plan (including any related trust) has been operated in accordance with its terms and the requirements of all applicable laws, regulations and rules promulgated thereunder, including, without limitation, ERISA and the Code with respect to the U.S. Plans, and foreign tax, labor, securities, data privacy, currency exchange control and other laws with respect to all Plans; (ii) each of Sellers and the Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan; and (iii) no action, claim, lawsuit or proceeding is pending or, to the knowledge of Sellers, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of Sellers, no fact or event exists that could give rise to any action, claim, lawsuit or proceeding.

         (c)    Each U.S. Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the U.S. Plan for which determination letters are currently available that the U.S. Plan is so qualified and each trust established in connection with any U.S. Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of Sellers, no fact or event has occurred to adversely affect the qualified status of any such U.S. Plan or the exempt status of any such trust and neither the Sellers nor the Company has received any written notice from any Governmental Entity questioning or challenging such status.

         (d)    (i) Neither Sellers nor the Company, nor any of their ERISA Affiliates, has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”); (ii) full payment has been timely made of all amounts that the Company is required under applicable law or under any Plan or related agreement to have paid as of the last day of the most recent fiscal year of each Plan ended prior to the date hereof, and the Company has made adequate provisions, in accordance with GAAP, consistently applied, in its financial statements for all obligations and liabilities under all Plans that have accrued but have not been paid because they are not yet due under the terms of any such Plan or any related agreement or applicable law; (iii) neither the Company nor any of its directors, officers or employees, nor, to the knowledge of the Sellers, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Plan that could reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 402 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; (iv) neither the Company nor any ERISA Affiliate nor any of their respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Company or any ERISA Affiliate or any of their respective directors, officers or employees to material liability under ERISA; (v) no U.S. Plan has an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently completed fiscal year of such Plan and there have been no “reportable events” as described under Section 4043 of ERISA; (vi) no material liability to the Pension Benefit Guaranty Corporation has been or, to the knowledge of

Sellers, is expected to be incurred by the Company or any ERISA Affiliate with respect to any U.S. Plan, and there has been no event or condition that presents a material risk of termination of any U.S. Plan by the Pension Benefit Guaranty Corporation; (vii) the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Plan that (either alone or upon the occurrence of any additional or subsequent event, so long as Purchaser and the Company comply with the requirements set forth in Section 3(e) of the McGraw-Hill Separation Pay Plan as identified in Section 3.15(a) of the Disclosure Schedule) will or may result in any payment, “parachute payment” (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of Company; and (viii) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the knowledge of Sellers, threatened, with respect to any Plan (other than routine claims for benefits payable in the ordinary course) that could result in a material liability of the Company.

         3.16    Labor Relations. Except as described in Section 3.16 of the Disclosure Schedule, neither the Company nor any Seller (as it relates to the Acquired Business) is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by it. To the knowledge of Sellers, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or the Acquired Business, and there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of Sellers, threatened, between the Company or any Seller, on one the hand, and the employees of the Company or the Acquired Business, on the other hand, or any of the representatives of such employees. There are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Entity. Neither the Company nor any Seller has any obligation or liability, contingent or other, under any employment arrangement with any Employee, other than (i) those listed or described in Section 3.16 of the Disclosure Schedule, or (ii) those that (x) have been incurred in the ordinary and usual course of business consistent with past practice and (y) can be terminated at will without the payment of severance or any other amount (other than payments required under Sellers’ separation plans listed in Section 3.16 of the Disclosure Schedule). There is no Works Council in place with respect to the French employees in France.

         3.17    Litigation. Except for the matters set forth in Section 3.17 of the Disclosure Schedule: there is no Action instituted, pending or, to the knowledge of Sellers, threatened, in each case against the Company or any Seller relating to the Acquired Business, which, individually or in the aggregate, directly or indirectly, would reasonably be likely to have a Company Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against any Seller relating to the Acquired Business or the Company, or any statute, rule or order of any Governmental Entity applicable to any Seller relating to the Acquired Business or to the Company, in each case which has or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

         3.18    Taxes. Except for such Tax returns, reports, withholdings and Taxes as are not, in the aggregate, material to the operations of the Acquired Business:

         (a)    The Company and the Asset Sellers have filed, or will have filed, all Tax returns required to be filed on or before the Closing Date, and the Company and the Asset Sellers have paid, or will have paid, all Taxes payable for the periods covered by such returns.

         (b)    Neither the Company nor the Asset Sellers are delinquent in the payment of any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) on any of the assets of the Acquired Business. The Company and the Asset Sellers have complied with all Federal, state and local, and foreign Tax information reporting and withholding requirements, including, without limitation, requirements with respect to wages and other compensation.

         (c)    Neither the Company nor the Asset Sellers have received any assessment for unpaid Taxes which has neither since been paid nor is currently being contested in good faith, and neither the Company nor the Asset Sellers have received any notice of any pending or threatened assessment of Taxes for which provision has not been made.

         (d)    The Company is not liable for the Taxes of any other Person by reason of having joined in a consolidated, combined or similar Tax return, except for such Taxes as to which the Company may be liable by virtue of its affiliation with Parent.

         (e)    During the current and the two preceding calendar years, no claim has been made by a Tax authority in a jurisdiction where the Acquired Business does not file Tax returns that it is or may be subject to taxation by that jurisdiction. Further, except as described in Section 3.18(e) of the Disclosure Schedule, to the knowledge of Sellers, there is no jurisdiction which could reasonably make such a claim.

         (f)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code. Parent shall notify Purchaser promptly of any such adjustment required by Section 481 of the Code which arises following the Closing.

         (g)    No amount paid or payable by the Company in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code.

         3.19    Environmental Matters.

         (a)    With respect to the operation of the Company at the Leased Premises, such operations are in compliance with all material applicable laws and regulations concerning pollution, health and safety or protection of the environment (“Environmental Laws”) and, with respect to all other locations at which employees or operations of the Acquired Business are located, to the knowledge of Sellers, the operations of the Acquired Business at such locations are in compliance with all material applicable Environmental Laws.

         (b)    No hazardous or toxic substance or material (as defined by any Environmental Law and including, without limitation, petroleum products) have been or are threatened to be released in, on or from the Leased Premises which may require investigation, cleanup or other response actions by the Company or the Acquired Business under any applicable Environmental Law, except for such as would not have a Company Material Adverse Effect.

         (c)    The Leased Premises is not listed or, to the knowledge of Sellers, proposed for listing on a list maintained by any Governmental Entity of sites required investigation or cleanup under any Environmental Law.

         (d)    To the knowledge of Sellers, no underground or aboveground storage tanks are located at, on or under the Leased Premises.

         (e)    The Company and the Acquired Business do not use, generate, treat, manufacture, process, handle, store, recycle, transport or dispose of (collectively, “Manage”) any hazardous or toxic substance or material (as defined by any Environmental Law and including, without limitation, petroleum products), other than such substances or materials as are commonly Managed in connection with a business office use.

         3.20    Brokers. Except for Salomon Smith Barney Inc. (whose fee is the sole responsibility of Sellers), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or Sellers.

         3.21    Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies with respect to the Company maintained by any Seller are listed on Section 3.21(a) of the Disclosure Schedule (collectively, “Company Insurance Policies”). All Company Insurance Policies provide full and adequate coverage for all normal risks incident to the business of the Company and its respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and substantially equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards.

         3.22    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including the Schedules and Exhibits hereto), Sellers and their respective agents, Affiliates (including the Company), officers, directors, employees, agents, representatives and any other Person, make no and shall be deemed to make no representation or warranty to Purchaser, express or implied, at law or in equity, on behalf of any or all Sellers, and Sellers hereby disclaim any such representation or warranty whether by any or all Sellers, or any of their respective agents, Affiliates (including the Company), officers, directors, employees, agents or representatives or any other Person, notwithstanding the delivery or disclosure to Purchaser or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by any or all Sellers or any of their respective agents, Affiliates (including the Company), officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing. Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in this Agreement (including the Schedules and Exhibits hereto), **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Sellers that the statements contained in this Article IV are true and correct, except as set forth in the applicable section of the Purchaser disclosure schedule attached hereto (the “Purchaser Disclosure Schedule”).

         4.1    Corporate Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. Purchaser is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Purchaser has previously made available to the Company true and correct copies of its certificate of incorporation and bylaws.

         4.2    Authorization; Validity and Effect of Agreement. Purchaser has the requisite corporate power and authority (corporate and other) to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement by Purchaser and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and all other necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchase are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by Purchaser and constitutes or will constitute, as the case may be, legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         4.3    No Conflict; Required Filings and Consents.

         (a)    Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the performance by Purchaser of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will: (i) conflict with Purchaser’s certificate of incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in Section 4.3(b) below, violate or conflict with any statute, law, ordinance, rule or regulation, applicable to Purchaser or any of its properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or require the delivery of notice pursuant to, or permit the amendment or termination of any provision of, or result in the amendment or termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Purchaser under, or result in the creation or imposition of any Lien upon any properties, assets or business of Purchaser under, any agreement, license, lease or instrument or any order, judgment or decree to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or encumbered, or give any Person the right to require Purchaser to purchase or repurchase any notes, bonds or instruments of any kind.

         (b)    Except for the pre-merger notification requirements of the HSR Act or otherwise listed on Section 4.3(b) of the Purchaser Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by Purchaser or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         4.4    Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

         4.5   Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk.

         (a)    Purchaser is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, except pursuant to an exemption from such registration available under such Act, and without compliance with foreign securities laws, in each case, to the extent applicable.

         (b)    Purchaser (i) is able to bear the economic risk of holding the Shares for an indefinite period, (ii) can afford to suffer the complete loss of its investment in the Shares, and (iii) has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

         4.6    Inspections; Limitation of Sellers Warranties. Purchaser is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. Except as otherwise expressly set forth in this Agreement, the Shares and the business, properties and assets of the Acquired Business **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

         4.7    Litigation. There is no Action instituted, pending or, to the knowledge of Purchaser threatened, in each case against Purchaser or any of its Subsidiaries, which, individually or in the aggregate, directly or indirectly, would reasonably be likely to have a material adverse effect on Purchaser’s ability to effect the transactions contemplated herein, nor is there any outstanding judgment, decree or injunction, in each case against Purchaser or any of its Subsidiaries, or any statute, rule or order of any Governmental Entity applicable to Purchaser or any of its Subsidiaries which has or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to complete the transactions contemplated herein.

         4.8    Available Funds. Purchaser will have available to it at Closing all funds necessary to pay the Purchase Price and to satisfy any and all other obligations hereunder and in connection with the transaction contemplated hereby on the terms and conditions set forth herein.

ARTICLE V
COVENANTS OF SELLERS AND PURCHASER

         5.1    Access to Properties and Records.

         (a)    From and after the date of this Agreement and until the Closing Date, Sellers shall afford to representatives of Purchaser reasonable access to their offices, plants, properties, personnel, books and records during normal business hours; provided, however, that such access shall be at reasonable times and upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Company or the Acquired Business. All requests for access to the books and records shall be made to such representatives of Sellers as Sellers shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Notwithstanding anything to the contrary in this Agreement, the Sellers acknowledge that their representations and warranties in this Agreement shall not be affected or mitigated by any investigation conducted by Purchaser or its representatives prior to Closing, or by any knowledge of any of them.

         (b)    Any information provided to Purchaser or its representatives in accordance with Section 5.1(a) above or otherwise pursuant to this Agreement prior to the Closing shall be held by Purchaser and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement.

         (c)    Purchaser agrees (i) to hold all of the books and records of the Company and Acquired Business in the possession of the Company as of the Closing or included among the Assets and not to destroy or dispose of any thereof for a period of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** from the Closing Date, and if any Seller wants documents retained thereafter, it shall give written notice to Purchaser within six (6) months prior to the **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** informing Purchaser of the books and records it wants retained and the period of retention and, in such case, Purchaser, may, at its option, continue to retain such books and records or surrender them to such Seller at the location where they are then located and (ii) following the Closing Date, to afford Sellers, their accountants and counsel reasonable access to the books, records, properties and employees of the Company or Acquired Business to the extent that such access may be requested for any legitimate purpose at no cost to Sellers (other than for reasonable out-of-pocket expenses); provided, however, that such access shall be at reasonable times and upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Purchaser, the Company or the Acquired Business; and provided, further, that nothing herein shall limit any of rights of discovery of any Sellers.

         (d)    Sellers agree (i) to hold all of the books and records of the Company and Acquired Business existing on the Closing Date but not in the possession of the Company as of the Closing or included among the Assets and not to destroy or dispose of any thereof for a period of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** from the Closing Date, and if Purchaser wants documents retained thereafter, it shall give written notice to Sellers within six (6) months prior to the **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** informing Sellers of the books and records it wants retained and the period of retention and, in such case, Sellers, may, at their option, continue to retain such books and records or surrender them to Purchaser at the locations where they are then located and (ii) following the Closing Date, to afford Purchaser, its accountants and counsel reasonable access to the books, records, properties and employees of Sellers to the extent that such access may be requested for any legitimate purpose at no cost to Purchaser (other than for reasonable out-of-pocket expenses); provided, however, that such access shall be at reasonable times and upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Sellers; and provided, further, that nothing herein shall limit any of rights of discovery of Purchaser.

         5.2   Efforts.

         (a)    Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other in connection with the foregoing, including using its commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Contracts listed in Exhibit 7.2(c)(i) or such other parties as Purchaser may reasonably request (it being understood and agreed that Sellers shall not be required to make any payment or furnish any other consideration to obtain any such consent) and to send notices to customers and data source providers in the manner required in any Acquired Customer Contract or Acquired Data Sourcing Contract, (ii) subject to Sections 5.2(b) and 5.2(c), to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation (it being understood and agreed that except with respect to registration and filing fees, Sellers and Purchaser shall not be required to make any payment or furnish any other consideration or make any accommodation to obtain any such consent, approval or authorization), (iii) subject to Section 5.2(c), to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings, if any and (v) to fulfill all conditions to this Agreement. Sellers and Purchaser further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

         (b)    Sellers and Purchaser shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than five Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any other Antitrust Laws. Each of Sellers and Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other Antitrust Laws. Sellers and Purchaser shall each bear their respective expenses and fees incurred and payable in connection with such filings; in that regard, Purchaser, shall pay the applicable HSR Act filing fee.

         (c)    Sellers and Purchaser shall use their commercially reasonable efforts to obtain promptly any clearance required under the HSR Act and any other Antitrust Laws for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Entity and shall comply promptly with any such inquiry or request; provided, however, that Purchaser shall not be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or to any other structural or conduct relief and Purchaser and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity respecting the transactions contemplated by this Agreement; provided, further, however, that Sellers and Purchaser shall both promptly respond to the DOJ or the FTC to a Request for Additional Information. In addition, each party shall furnish promptly to any other party upon request a copy of each report, schedule and other document filed or received by it pursuant to the requirements of any applicable law or filed by it with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         (d)    Sellers and Purchaser hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period and the waiting periods under any other Antitrust Laws at the earliest practicable dates. Said commercially reasonable efforts and cooperation include, but are not limited to, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of said antitrust authority whether orally or in writing.

         5.3    Further Assurances. Sellers and Purchaser agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

         5.4    Conduct of Business.

         (a)    From the date of this Agreement through the Closing, except as set forth in Section 5.4 of the Disclosure Schedule or contemplated by this Agreement or as consented to by Purchaser (which consent shall not be unreasonably withheld), Sellers covenant and agree that the Company and the Acquired Business shall, in all material respects, be operated in the ordinary and usual course of business consistent with past practices.

     (b)    From the date of this Agreement through the Closing, except as set forth in Section 5.4 of the Disclosure Schedule or except as consented to by Purchaser (which consent shall not be unreasonably withheld), Sellers covenant and agree that they shall not and shall not permit the Company or the Acquired Business to do any of the following actions with respect to the Company or the Acquired Business without the prior written consent of Purchaser:

         (i)    pay or incur any obligation, liability, absolute or contingent, other than obligations or liabilities incurred in the ordinary and usual course of business consistent with past practices, or purchase any asset, other than in the ordinary and usual course of business;

         (ii)    mortgage, pledge or subject to any Lien other than Permitted Encumbrances any of the Assets, the properties or assets of the Company or the Acquired Business;

         (iii)    sell or transfer any of the properties or assets of the Company or the Acquired Business or cancel, release, or assign any indebtedness owed to it or any claims held by it with a value in excess of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**, except in the ordinary and usual course of business consistent with past practices, and for a consideration equal to the fair market value thereof;

         (iv)    except in the ordinary course of business or as required by applicable law, Contract or the terms of a Plan existing on the date hereof, (1) increase the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the Employees; (2) pay or agree to pay any pension, retirement allowance or other employee benefit to any Employee, whether past or present, other than any such change adopted for all employees of Parent; (3) enter into any express new employment, severance, consulting or other compensation agreement with or relating to any Employee; or (4) commit itself to any pension, profit sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement relating solely and exclusively to Employees in addition to those in effect on the date hereof, or amend or commit itself to amend any of such plans or similar plans other than plans for all employees of any Seller or Seller Affiliate (other than the Company);

         (v)    issue, or agree to issue or sell any shares of the capital stock of the Company or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of the capital stock of the Company;

         (vi)    deliver, sell, pledge, dispose of or otherwise encumber any of the shares of the capital stock of the Company or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of capital stock of the Company;

         (vii)   amend the Company's Certificate of Incorporation or By-Laws;

         (viii)    enter into any joint venture, partnership or other similar arrangement or form any other material arrangement for the conduct of the business of the Company or the Acquired Business;

         (ix)    except as required by law, change, or propose changing, any method of Tax accounting or make any Tax election;

         (x)    take any action that, had it happened prior to the date hereof, would have been required it to be disclosed on Section 3.9 of the Disclosure Schedule; or

         (xi)   enter into any binding commitment to do any of the foregoing.

         5.5    Preservation of Business. Subject to the terms and conditions of this Agreement, Sellers shall, and shall cause the Company to, use commercially reasonable efforts to preserve the Acquired Business intact and to preserve the goodwill of customers and others having business relations with the Company and with Sellers relating to the Acquired Business in all material respects.

         5.6    Public Announcements. Except as otherwise required by law or the rules of the New York Stock Exchange, each Seller and Purchaser will consult with the other and obtain the consent of the other before issuing any press releases or any public statements with respect to this Agreement and the transactions contemplated hereby. Nothing herein, however, shall preclude Sellers or Purchaser from advising their respective employees, after the Agreement is signed, of the transactions contemplated hereby.

        5.7    Employees.

         (a)    Section 5.7(a) of the Disclosure Schedule contains a complete and accurate list of all individuals who are solely and exclusively employed at or by the Company or the Acquired Business or, in the case of the UK Business, assigned to the UK Business (“Employees”) as of the most recent practicable date, as specified on such list, showing for each Employee: (i) the position held by, and the aggregate annual compensation for, such Employee, and such Employee’s years of service with the Company or the Acquired Business; (ii) whether such Employee is actively at work as of such date; and (iii) if such Employee is not actively at work as of such date, the nature of his or her absence (e.g., illness, short-term disability, maternity or leave of absence, whether under the Family and Medical Leave Act (the “FMLA”) or otherwise) and his or her expected or required date of return to active service. Seller agrees to update Section 5.7(a) of the Disclosure Schedule from the date of this Agreement to the Closing Date; it is agreed that Mark Hepsworth will be added to such updated list if he decides to accept employment with Purchaser.

         (b)    (i)    Purchaser shall cause the Company or the Acquired Business to continue to employ, as of the Closing Date, each Employee listed in Section 5.7(a) of the Disclosure Schedule who is based at a foreign location of any Acquired Business. Each such Employee so employed shall be referred to herein as a “Foreign Transferred Employee.” For the avoidance of doubt, Purchaser and Sellers acknowledge that the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) (the “Transfer Regulations”) will apply to the sale and purchase effected by this Agreement insofar as the employees of McGraw-Hill UK assigned to the Acquired

Business are concerned (the “UK Transferred Employees”). The contracts of employment between McGraw-Hill UK and the UK Transferred Employees (except insofar as such contracts relate to any occupational pension scheme) and the contracts of employment between the Parent’s branch in Singapore and the Employees of the Parent’s branch in Singapore (the “Singapore Transferred Employees”) shall transfer to Purchaser with effect from Closing and all remuneration of the UK Transferred Employees (other than in relation to any occupational pension scheme) and all PAYE tax deductions and National Insurance contributions relating thereto and all remuneration of the Singapore Transferred Employees and all provident fund contributions relating thereto (in each case, other than those that are accrued in accordance with past practices and included as Assumed Current Liabilities on the Final Closing Balance Sheet) shall be discharged by McGraw-Hill UK or the Parent’s branch in Singapore, as the case may be, in respect of the period up to Closing and by Purchaser thereafter. Purchaser shall provide McGraw-Hill UK and Parent with all information necessary, at least ten days before Closing, to allow McGraw-Hill UK and Parent properly to discharge its obligations to inform and consult with the UK Transferred Employees under Clause 10(2)(d) of the Transfer Regulations and with the Singapore Transferred Employees under Section 18A(5) of the Singapore Employment Act, Chapter 90. The Sellers and Purchaser each agree to comply with all applicable laws, including any requirements for notice, consultation or delivery of information, in connection with the transactions contemplated hereby as it relates to foreign Employees.

         (ii)    Purchaser shall cause the Company to continue to employ, as of the Closing Date, each United States-based Employee listed in Section 5.7(a) of the Disclosure Schedule who is, as of the Closing Date, actively at work or on vacation or jury duty. Each such Employee shall be referred to herein as a “U.S. Transferred Employee.” In addition, Purchaser shall cause the Company to employ any United States-based Employee who is, as of the Closing Date, absent due to illness or short-term disability or other approved leave of absence (including under the FMLA or a maternity leave statute) at such time (if any) not later than 180 days after the first day of such leave of absence (or, in the case of FMLA or statutory maternity leave, at the conclusion of such leave as in effect as of the Closing Date), provided such Employee demonstrates that he or she is able and willing to return to work. Each such United States-based Employee who continues in the employment of the Company or the Acquired Business and actually returns to work not later than 180 days after the first day of such leave of absence (or, in the case of FMLA or statutory maternity leave, at the conclusion of such leave as in effect as of the Closing Date) shall also be referred to herein as a “U.S. Transferred Employee” from and after the date of such return. Notwithstanding the preceding sentences of this Section 5.7(b)(ii), in no event shall Company be required to continue to employ any Employee present in the United States on a visa until such Employee is authorized (pursuant to such visa or otherwise) to work for Purchaser or the Company; provided, however, that Purchaser and Sellers shall take all steps necessary to obtain such authorizations for each such Employee as soon as is reasonably practicable.

         (iii)    Unless a specific reference is made herein to a Foreign Transferred Employee or a U.S. Transferred Employee, the terms “Transferred Employee” and “Transferred Employees” shall refer to both the U.S. Transferred Employees and the Foreign Transferred Employees.

         (iv)    Notwithstanding the foregoing, Purchaser shall have no liability, and Sellers shall retain all liability, with respect to any Employee who is on long-term disability as of the Closing Date.

         (v)    The date on which an Employee actually becomes a Transferred Employee (i.e., the first day after the Closing Date in the case of a Foreign Transferred Employee or a U.S. Transferred Employee who is actively at work or on vacation or jury duty, or the date on which an Employee resumes employment in the case of a U.S. Transferred Employee absent due to illness or short-term disability or other approved leave of absence) is referred to herein as the “Transfer Date.”

         (c)    As of the applicable Transfer Date, Purchaser shall cause the Company or the Acquired Business to employ each Transferred Employee **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**, all of which are set forth in the Disclosure Schedule.

         (d)    For a period of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** following the Closing Date, in the event that a U.S. Transferred Employee’s employment with the Company is involuntarily terminated or a Foreign Transferred Employee’s employment with the Company is terminated through redundancy (e.g., job closure) by Purchaser, the Company, the Acquired Business or any of their Affiliates for any reason that would have entitled such Transferred Employee to receive severance payments and benefits under any of the Seller’s severance plans and programs set forth in Section 5.7(b) of the Disclosure Schedule (“Parent’s Severance Plan”) or as otherwise required by applicable law, in each case through **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**, Purchaser shall provide such Transferred Employee with **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

         (e)    As of the applicable Transfer Date, each Transferred Employee shall cease to be covered by Sellers’ Plans and, as of the Closing Date, the Company shall cease to have any obligations under such Plans. Effective as of the applicable Transfer Date, and for a period of at least **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**, Purchaser shall cause the Company to provide each U.S. Transferred Employee with health, welfare and retirement benefits (collectively, “Benefits”) that are, on an aggregate basis, reasonably comparable to those provided to the U.S. Transferred Employee immediately prior to Closing; provided, however, that in no event will Purchaser be required to offer a defined benefit plan, a profit sharing contribution under a defined contribution plan or post-retirement medical benefits unless such plans or benefits are offered generally to Purchaser employees, and such plans or benefits shall be disregarded in determining comparability. The medical, dental, health, disability, life insurance and other welfare plans of Purchaser or the Company to be applicable to each U.S. Transferred Employee shall not contain any exclusions or limitations for pre-existing conditions and/or evidence of insurability and/or actively at work requirements. In addition, Purchaser shall cause the Company to grant each U.S. Transferred Employee full credit for all periods of employment with Sellers and the Company and any predecessor thereof for eligibility, benefit accrual and vesting purposes under the employee benefit plans of Purchaser or the Company (including, but not limited to, accruals under Purchaser’s or the Company’s severance plans) applicable to such U.S. Transferred Employee, except that this sentence shall not obligate Purchaser or the Company: (X) to grant benefit accrual service under any defined benefit pension plan for any period of employment occurring prior to the Closing Date; and (Y) to grant credit for any periods of a U.S. Transferred Employee’s employment with any employer other than Sellers or the Company except to the extent such service was recognized by Seller or the Company, which service shall be disclosed in Section 5.7(e) of the Disclosure Schedule. For purposes of satisfying any deductibles during the coverage period, any payment made by any U.S. Transferred Employee towards deductibles in any health or other insurance plan of Sellers or the Company prior to the Closing Date shall be recognized under Purchaser’s plans.

         (f)    Sellers shall be solely responsible for: (i) claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”) and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee before such Transferred Employee’s Transfer Date; (ii) claims relating to health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (“COBRA Coverage”) attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur before such Transferred Employee’s Transfer Date; (iii) claims for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Employee who does not become a Transferred Employee, whether incurred before, at or after the Closing Date; (iv) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Employee who does not become a Transferred Employee and his or her beneficiaries and dependents, whether occurring before, at or after the Closing Date; and (v) claims for benefits under any plan or arrangement providing educational benefits to the extent a course commenced prior to the Closing Date and such course was approved by Seller. Purchaser shall be solely responsible for: (i) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date; and (ii) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur on or after such Transferred Employee’s Transfer Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered or the supplies are provided, and not when the condition arose; provided that claims relating to a hospital confinement that begins before the relevant Transferred Employee’s Transfer Date but continues thereafter shall be treated as incurred before such Transfer Date. A disability or workers’ compensation claim shall be considered incurred before the relevant Transferred Employee’s Transfer Date if the injury or condition giving rise to the claim occurs before such Transfer Date.

         (g)    With respect to each Foreign Transferred Employee, Purchaser shall provide such Foreign Transferred Employee with health, welfare, retirement and severance benefits which are in compliance with all of the laws and regulations applicable to such foreign jurisdiction. **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

         (h)    No assets or liabilities with respect to Parent’s defined benefit pension plan shall be transferred as a result of this Agreement or the transactions contemplated hereunder and Purchaser shall in no event be liable for, and Sellers and its ERISA Affiliates shall continue to be liable for, any contribution to any defined benefit pension plan or multiemployer plan maintained by or contributed to by Seller or its ERISA Affiliates. Effective as of the Closing Date, U.S. Transferred Employees will cease to accrue any further benefits under Parent’s defined benefit pension plan and Parent will provide such Transferred Employees with timely notice of such event. Except as otherwise set forth in Section 5.7(h) of the Disclosure Schedule, no assets or liabilities of Sellers’ Plans covering Foreign Transferred Employees shall be transferred as a result of this Agreement or the transactions contemplated hereunder.

         (i)    Sellers and Purchaser agree that a U.S. Transferred Employee who was a participant in the Employee Retirement Account Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (“ERAP”) and the Savings Incentive Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (the “SIP,” and with the ERAP, the “Seller Account Plans”) as of the Closing Date shall be permitted to roll over his or her vested account, including any loan receivable, to the Pearson Inc. Savings and Investment Plan, a defined contribution plan within the meaning of Section 3(34) of ERISA that is intended to be qualified under Section 401(a) of the Code. Sellers and Purchaser each agree to provide copies of current determination letters with respect to such plans in order to facilitate such rollovers.

         (j)    Purchaser agrees to allow each Transferred Employee to take his or her remaining unused vacation day(s) accrued under the applicable Seller’s or the Company’s vacation policy through the end of the calendar year during which the Closing occurs, but only to the extent that the liability associated with such unused vacation day(s) is included as an Assumed Current Liability on the Final Closing Balance Sheet. Purchaser also agrees **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

         (k)    Without limiting the generality of the foregoing, Purchaser and the Company shall pay (i) the bonuses identified as Items 4 and 5 of Part III (Certain Agreements and Plans) on Section 3.15(a) of the Disclosure Schedule in an amount not to exceed **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** and (ii) other bonuses to Transferred Employees based upon the terms and conditions of the applicable plan or agreement of any Seller or the Company in which they participate, as in effect on the date hereof, but only to the extent that such bonuses under this clause (ii) are included as Assumed Current Liabilities on the Final Closing Balance Sheet. Notwithstanding the foregoing, Parent shall be fully responsible for the payment of (i) bonuses payable under the McGraw-Hill Companies 1996 Key Executive Short-Term Incentive Compensation Plan (as amended and restated April 26, 2000) applicable for calendar year 2002 for the employees listed in Section 5.7(k)(i) of the Disclosure Schedule and (ii) the bonuses identified as Item 3 of Part III (Certain Agreements and Plans) on Section 3.15(a) of the Disclosure Schedule.

        (l)     Nothing contained in this Section 5.7 shall confer upon any Transferred Employee the right to continued employment with the Purchaser for any period of time.

         (m)   (i)    With respect to all U.S. Transferred Employees who are presently participating in one or more flexible spending account plans of the Company or Parent, including, without limitation, The McGraw-Hill Companies, Inc. Flexible Spending Account Plan, The McGraw-Hill Companies, Inc. Medical Reimbursement Plan, and The McGraw-Hill Companies, Inc. Dependent Care Assistance Plan, Section 5.7(m) of the Disclosure Schedule sets forth the aggregate amount withheld to date under all such plans for Employees participating therein (the “Withheld Amount”). Sellers agree to update Section 5.7(m) of the Disclosure Schedule from the date of this Agreement to the Closing and in such update to include the aggregate amount of claims paid to date as of recent date under all such plans for such Employees (the “Paid Amount”).

         (ii)    Purchaser agrees that all Employees described in Section 5.7(m)(i) shall participate in a similar type of flexible spending account plan of the Company or Purchaser (or an Affiliate of Purchaser) and that each Employee’s elections, withholdings to date and claims paid will be credited under such plan, the result of which is to effect a transfer of such Employee’s account to the new plan and to continue participating in such plan without interruption.

         (iii)    If, as of the Closing Date, the result of the Withheld Amount less the Paid Amount specified in Section 5.7(m)(i)(B) (the “Net FSA Amount”) is greater than Zero and 00/100 Dollars ($0.00), then Sellers shall pay such Net FSA Amount in cash to Purchaser within thirty (30) days of the Closing Date. If the Net FSA Amount is less than Zero and 00/100 Dollars ($0.00), then Purchaser shall pay such Net FSA Amount in cash to Seller within thirty (30) days of the Closing Date.

         5.8    Affiliate Guarantees and Joint Obligations. Effective as of the Closing, Purchaser will reasonably cooperate with Sellers in obtaining unconditional releases and discharges of, all obligations of any Seller or any Affiliate of any Seller (“Seller Affiliate” or “Seller Affiliates”) under any guarantee, indemnity or joint and/or several obligation set forth on Section 5.8 of the Disclosure Schedule (the “Guarantees”). Until such time as Sellers or any Seller Affiliate are so released, Purchaser agrees to indemnify and hold harmless Seller or such Seller Affiliate for any payment made in respect of any such Guarantee.

         5.9    Intercompany Asset and Liabilities. Except as permitted by this Agreement or the Ancillary Agreements, Sellers shall cause all intercompany payables, receivables and accounts and all other agreements, understandings or obligations between the Company or the Acquired Business, on the one hand, and any of the Sellers or their Affiliates (other than the Company) on the other hand, to be cancelled as of the Closing Date. Accordingly, the Company shall declare as a property dividend to Parent such intercompany accounts receivable of the Company.

         5.10    Plant Closing Laws. To the extent that any notice requirement pursuant to WARN or any other similar foreign, state or local law is triggered for, or in respect of, any of the Transferred Employees as a result of any action taken with respect to any such Transferred Employees following the Closing, Purchaser shall promptly provide, in accordance with the requirements of applicable law, notice of termination of employment to such Transferred Employees and to each Governmental Entity required to receive such notice under WARN or other applicable law. To the extent that any liability pursuant to WARN or any other similar state or local law is assessed against any Seller or the Company, Purchaser (or, in the case of any such liability assessed against the Company, the Company) shall be solely responsible for such liability. In connection with the foregoing, Sellers hereby represent and warrant to Purchaser that, except as set forth on Section 5.10 of the Disclosure Schedule, neither the Company nor any Seller has terminated any Employee within the past 90 days.

         5.11   Use of McGraw-Hill and Standard &Poor's Names.

         (a)    From and after the Closing, neither Purchaser nor the Company shall have any right to the names or trademarks “Standard & Poor’s”, “S&P”, “McGraw-Hill” or “The McGraw-Hill Companies” or any derivation thereof or any related logo and Purchaser shall not use or permit the Company to use such names, trademarks or logos for any purpose; provided that the Company may continue to dispose of inventories and supplies existing on the Closing Date containing such names or logos in the ordinary course of business for a period of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** after the Closing Date. In addition, as soon as is practicable after the Closing Date but no later than **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** thereafter, Purchaser and the Company shall remove the names “Standard & Poor’s”, “S&P”, “McGraw-Hill”, “The McGraw-Hill Companies” and any derivation thereof and any related logo from any signage appearing at the Leased Premises.

         (b)    Parent hereby grants to Purchaser a non-exclusive, limited and nontransferable license to use the “XpressFeed” name and trademark, and derivations thereof created by Parent or any Parent Affiliate (the “XpressFeed Trademark”) in connection with the Acquired Business Products for a **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** period after the Closing Date subject to the terms of this Section 5.11(b). Purchaser shall not use the XpressFeed Trademark in any manner except as permitted under this Section 5.11(b). In connection with its use, Purchaser will not combine in a single mark the XpressFeed Trademark with any other name or trademark. Purchaser agrees to assist Parent in securing Parent’s rights to the XpressFeed Trademark by signing such documents as Parent may reasonably request. Upon the termination of the license period, Purchaser shall discontinue all further use of the XpressFeed Trademark and all rights in and to the XpressFeed Trademark shall revert to Parent. During the Non-Compete Period, Parent and Parents Affiliates shall not use the XpressFeed Trademark in any way relating to the ComStock Core Content or the ComStock Core Business and Parent agrees that neither it, nor its Affiliates, shall grant to any other Person the right to use the XpressFeed Trademark in any way relating to the ComStock Core Content or the ComStock Core Business.

         5.12    Use of Certain Names. From and after the Closing, Parent shall not, and shall cause its Subsidiaries not to, use (whether as a trade name, trademark, corporate name, domain name or otherwise) “Comstock” or any derivation thereof or any logo containing any of the foregoing.

         5.13   Non-Competition and Non-Solicitation Provisions.

         (a)    Definitions. For purposes of this Section 5.13, the following terms shall have the following meanings:

         (i)    “ComStock Core Content” means (1) price and rate quotes, including real-time (i.e., live) price and rate quotes, of equities, equity derivatives, options and futures, (2) foreign currency and exchange rates, (3) money market data and (4) other specialist/contributed data that ComStock currently acquires directly or indirectly from equity, options and futures exchanges, ECNs and other third parties listed in Exhibit 5.13(a)(i)(4).

         (ii)    “ComStock Non-Core Content” means any or all other information, equity or otherwise, that is acquired, distributed, disseminated or transmitted by ComStock and is not included in ComStock Core Content.

         (iii)    “ComStock Core Business” means the collection and aggregation of ComStock Core Content and the distribution, dissemination and transmission of ComStock Core Content including through the Acquired Business Products listed on Section 3.13(e) of the Disclosure Schedule.

         (iv)    “ComStock Non-Core Business” means all other activities of the ComStock business that are not part of the ComStock Core Business.

         (b)    Non-Competition. For a period of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** following the Closing Date (the “Non-Compete Period”), no Seller nor any Seller Affiliate will: (i) directly or indirectly, anywhere in the world, engage in the ComStock Core Business; or (ii) directly or indirectly own, operate, lend financial or other assistance to, or control, directly or indirectly, any business that is competitive with the ComStock Core Business. Notwithstanding the foregoing, the restrictions set forth herein do not and are not intended to preclude any of the following:

                 (A)    any use or collection by any Seller or Seller Affiliate of any ComStock Core Content, which information may be acquired from any stock exchange or other third party and on an aggregated basis or otherwise, for internal purposes;

                 (B)    any use or collection by any Seller or Seller Affiliate of any ComStock Core Content, which information may be acquired, from any stock exchange or other third party on an aggregated basis or otherwise, to calculate and to distribute, transmit or disseminate evaluative prices, interpretive or derived financial information or analysis, investment advice, identifiers, corporate actions, ratings, rankings, historical financial information and the various indices, Compustat, exchange traded funds (“ETFs”) on a real-time basis or otherwise (but not the distribution, transmission or dissemination on a real-time basis of constituent data used to create such prices or indices);

                 (C)    any (x) use or collection, on a real-time basis or otherwise, of any ComStock Core Content, which information may be acquired from any stock exchange or other third party on an aggregated basis or otherwise, by any Seller or Seller Affiliate, and any distribution, dissemination or transmission of any of the foregoing by any Seller or Seller Affiliate after a delay of at least twenty (20) minutes following real-time; or (y) use or collection, on a real-time basis or otherwise, of any ComStock Non-Core Content by any Seller or Seller Affiliate, and any distribution, dissemination or transmission of any of the foregoing by any Seller or Seller Affiliate on a real-time basis or otherwise;

                 (D)     (i) **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

                                 (ii)    it being further agreed that: **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

                 (E)     any Seller or Seller Affiliate distributing, transmitting or disseminating any ComStock Non-Core Content through any entity that directly competes with the ComStock Core Business;

                 (F)     (i) any activity, publication, product, service and/or business of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** by any Seller or Seller Affiliate as conducted, published or engaged in on the date hereof (or any enhancements or improvements thereof that are not competitive with the ComStock Core business; it being agreed that the provisions of Section 5.13(b)(D)(y) shall apply to **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** and that the provisions of Section 5.13(b)(D)(z) shall apply as provided therein);

                           (ii)    with the exception of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

                 (G)    ownership by any Seller or Seller Affiliate of securities having no more than five percent (5%) of the outstanding voting power of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market;

                 (H)    ownership by any Seller or Seller Affiliate of securities having not more than **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** of the outstanding voting power of any entity not listed on a national securities exchange or publicly traded in the over-the-counter market; provided that such Seller or Seller Affiliate is a passive investor and does not directly or indirectly control the activities or management of such entity;

                 (I)    any acquisition by any Seller or Seller Affiliate of an entity or operation whose primary business is something other than a business competitive with the ComStock Core Business, but which has assets that are incidental to such primary business and that directly competes with the ComStock Core Business (“Incidental Assets”); provided, however, that such Incidental Assets represent not more than **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** of such acquired company’s revenues for the twelve month period preceding such acquisition by such Seller or Seller Affiliate; and

                 (J)    the continuation of the agreement between Parent and **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO

REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** described in Exhibit 5.13(J) in effect as of the date hereof;

                 (K)    the continuation of any agreement between any Seller or Seller Affiliate with any third party existing as of the date hereof described in Exhibit 5.13(K) pursuant to which such third party provides ComStock Core Content or any portion thereof; provided, however, that use of ComStock Core Content shall be in a manner consistent with the use on the date hereof; or

                 (L)    any Seller or Seller Affiliate (i) creating and operating a commodities exchange; (ii) acquiring any commodities exchange; (iii) creating any original data (including pricing, derived pricing and evaluations) concerning or relating to commodities and disseminating any such data; or (iv) acquiring any entity or business that is engaged in the activities described in the foregoing item (iii).

         (c)    Transferred Employees. For a period of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** following the Closing Date, no Seller or Seller Affiliate shall (i) solicit for employment or otherwise induce any Transferred Employee to leave the employ of the Company or Purchaser or (ii) hire any Transferred Employee (1) who has been employed by the Company or Purchaser within the **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** period preceding such hiring and (2) whose annual salary (excluding any bonuses) as of the Closing is at least **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**; provided, however, that under no circumstances shall such **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** period extend Sellers’ obligations not to hire any such Transferred Employee beyond period of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** following the Closing Date .

         (d)    Confidential Information. From and after Closing, Seller and each Seller Affiliate will keep confidential and not disclose to any Person any Proprietary Information (as defined in the Confidentiality Agreement) that relates to the Company or the Acquired Business (the “Restricted Information”), except (i) to the extent such Seller or Seller Affiliate is required to disclose the same by applicable law, regulation or legal process and (ii) for disclosures to such Seller’s or Seller Affiliate’s accountants or counsel for any purpose permitted by the last sentence of this Section 5.13(d), provided such accountants and counsel are advised by such Seller or Seller Affiliate of the confidential nature of the Restricted Information and agree by their receipt thereof to keep the Restricted Information confidential in accordance with this Section 5.13(d),and provided, further, that Sellers and each Seller Affiliate shall be responsible for any breach by such accountants or counsel of the requirements set forth in this Section 5.13(d). In the event any Seller or Seller Affiliate is required by applicable law, regulation or legal process to disclose any of the Restricted Information, such Seller or Seller Affiliate will provide Purchaser with prompt notice of such requirement in order to enable Purchaser to seek an appropriate protective order or other remedy or to consult with such Seller or Seller Affiliate with respect to Purchaser’s taking steps to resist or narrow the scope of such disclosure. In any such event Sellers and each Seller Affiliate will use their reasonable efforts to ensure that all of the Restricted Information that is so disclosed will be accorded confidential treatment. No Seller or any Seller Affiliate will use any of the Restricted Information for any purpose other than to prepare its financial statements or Tax returns, to respond to any audits or other inquiries of any Governmental Entity or any exchange on which Parent’s securities are listed or to otherwise comply with law, regulation or legal process.

     (e)    Enforcement. It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.13 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made. In addition, as the remedy at law for any breach by Sellers of the covenants contained in this Section 5.13 may be in-adequate, Sellers acknowledge and agree that Purchaser shall be entitled to seek injunctive and other appropriate equitable relief to enforce such covenants.

         5.14    Notification of Certain Matters and Cure. Sellers, on the one hand, and Purchaser, on the other hand, shall give prompt notice to the other of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause in any material respect (i) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate, (ii) any change to be made in the Schedules hereto, or (iii) any failure of Sellers or the Company, on the one hand, or Purchaser, on the other hand, to comply with or satisfy, or be able to comply with or satisfy, any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         5.15    Regulation S-X Cooperation. Upon request by Purchaser, Parent (i) shall supply financial statements for the Acquired Business (and any and all documents and consents related thereto) which comply with Regulation S-X under the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder for inclusion in any registration statement or other public filing of Purchaser under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any other offering circular or document used by Purchaser in any other offering, whether public or private, and (ii) shall use commercially reasonable efforts to cause Parent’s independent accountants to cooperate with Purchaser in connection with the foregoing (including, without limitation, using commercially reasonable efforts to cause such independent accountants to deliver so-called “comfort letters,” written consents and representation letters relating to the foregoing); provided , however, that Purchaser shall reimburse Parent for its reasonable out-of-pocket expenses incurred in connection with its compliance with this Section 5.15; provided further that such reimbursement obligation shall not extend to any services that would ordinarily be provided by such accountants to Parent and its Subsidiaries. Without limiting the generality of the foregoing, Parent agrees that it will (x) consent to the use of such audited financial statements in any such registration statement, filing, document or circular and (y) execute and deliver, and cause its officers to execute and deliver, such “representation” letters as are customarily delivered in connection with audits and as Parent’s and Purchaser’s independent accountants may reasonably request under the circumstances. Purchaser hereby requests audited financial statements for calendar year 2002. Purchaser agrees to provide Parent with as much notice as is reasonably practicable for the provision of any item pursuant to this Section 5.15, including but not limited to financial statements.

         5.16    Internet Domain Names and URLs.

         (a)    For a period of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** following the Closing Date, for each domain name relating in any way to, or used in connection with, the Acquired Business (other than any such domain name listed on Section 3.13(a)(ii) of the Disclosure Schedule) (a “Retained Domain”) Purchaser may maintain a single flat landing page identifying and advising users of the Purchaser’s new URL or domain name, providing a hypertext link thereto, and inviting users to bookmark the Purchaser’s new URL and/or domain name. An HTML copy of each proposed landing page shall be submitted to and approved as to form and content by Sellers prior to Purchaser uploading the page to the World Wide Web, which approval shall not be unreasonably withheld or delayed. For the first **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** following the Closing Date each landing page may also include an automatic redirect to the Purchaser’s new URL following a delay sufficient for users to comfortably read the complete text of the landing page. No later than **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** following the Closing Date, Purchaser shall delete or otherwise remove from the World Wide Web all landing pages permitted by this Section 5.16(a) and shall sever all connections between the Retained Domains and the Purchaser’s new URLs. Purchaser will indemnify and hold harmless Sellers against all Losses incurred by it arising out of or in connection with the Purchaser’s maintenance of any landing page or hypertext link under this Section 5.16(a) relating to any third party claim, proceedings or action involving any claim of infringement of any intellectual property rights.

         (b)    For no longer than **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** following the Closing Date, Purchaser may continue to designate to the applicable domain name registrar all contact persons for each Retained Domain, and may change such designated contacts from time to time as may be necessary in the normal course of the business of the Acquired Business. Purchaser or any internet server it chooses may host the landing pages for each Retained Domain and Purchaser shall be responsible for the maintenance of each landing page. Purchaser will indemnify and hold harmless Sellers against any and all Losses which may result to any person from any interruption or other failure of any permitted landing page to continuously and accurately redirect users to Purchaser’s new URL(s). Purchaser shall pay all domain name registration, renewal and other fees which may become due for any Retained Domain that Sellers would not otherwise maintain for their own use during the **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** following the Closing Date. No later than **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** following the Closing Date, the Purchaser shall instruct the applicable domain name registrar to change designated contacts for each Retained Domain in the manner instructed by Sellers, subject to Section 5.12 hereof. Purchaser shall bear any and all registrar charges of or relating to changing these designated contacts.

         (c)    If any of the software utilized by the Acquired Business as of the Closing Date, whether used by the Company itself or furnished to customers or vendors of the Acquired Business, automatically accesses via the Internet any of the Retained Domains or any other server operated by the Sellers or Seller Affiliates, the Sellers shall maintain such facilities as may be necessary to permit such access for a period of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** following the Closing Date in the same manner as immediately prior to the date hereof. During such period, the Sellers shall furnish the Purchaser such assistance as it may from time to time reasonably request to track such automatic access.

         5.17    **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** Contract.

         Reference is made to the SPC Order Schedule Number 6 between **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** and the Company, dated March 28, 2002, issued pursuant to the Master Agreement, dated January 1, 2002, between Parent and **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** (“**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** Agreement”). The parties agree that if **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** should terminate the **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** Agreement in writing within 120 days after the Closing Date, then Sellers shall pay to Purchaser **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

ARTICLE VI
TAX MATTERS

         6.1    Terminology.

         (a)    “Tax” or Taxes” shall have the meaning set forth in Section 1.1.

         (b)    “Federal Income Taxes” means Taxes described in Subtitle A of the Code.

         (c)    “Other Income Taxes” means Taxes based upon income other than Federal Income Taxes.

         (d)    “Taxes Other Than Income Taxes” means Taxes other than both Federal Income Taxes and Other Income Taxes.

         (e)    “Company” includes, with respect to pre-Closing Periods, predecessors thereof and, with respect to post-Closing Periods, successors thereto.

         6.2    Federal Income Taxes.

         (a)    Parent or the Company has paid or Parent will pay, and shall indemnify Purchaser and the Company and its other Affiliates against, all Federal Income Taxes for which the Company is or may become liable for periods ending on or before the Closing Date or as to which the Company may be liable by virtue of its affiliation with Parent, excluding Federal Income Taxes arising either from any election by the Purchaser or its affiliates under Section 338(g) of the Code (assuming that the election described in Section 338(h)(10) of the Code is not made pursuant to Section 6.12 below) or from any transaction undertaken by Purchaser or the Company on the Closing Date after the Closing outside of the ordinary course of business. Parent shall be entitled to any Federal Income Tax refunds for such periods. Parent has included, or shall include, the Company in its consolidated Federal Income Tax returns for such periods.

         (b)    Purchaser or the Company shall pay, and shall indemnify Parent and its Affiliates against, all Federal Income Taxes of the Company for periods commencing after the Closing Date and any Federal Income Taxes arising either from any election by the Purchaser or its affiliates under Section 338(g) of the Code (assuming that the election described in Section 338(h)(10) of the Code is not made pursuant to Section 6.12 below) or from any transaction undertaken by the Purchaser or the Company on the Closing Date after the Closing outside of the ordinary course of business. Purchaser or the Company shall be entitled to any Federal Income Tax refunds for such periods. Purchaser or the Company shall be responsible for all Federal Income Tax Returns of the Company for such periods.

         6.3    Other Income Taxes.

         (a)    Parent or the Company have paid or Parent will pay, and Parent shall indemnify Purchaser and the Company and its other Affiliates against, all Other Income Taxes payable by the Company with respect to periods ending on or before the Closing Date, or as to which the Company may be liable by virtue of its affiliation with Parent, excluding Other Income Taxes arising either from any election by the Purchaser or its affiliates under Section 338(g) of the Code or comparable provision of state, local or foreign law (assuming that the election described in Section 338(h)(10) of the Code is not made pursuant to Section 6.12 below) or from any transaction undertaken by Purchaser or the Company on the Closing Date after the Closing Date outside of the ordinary course of business. Parent shall prepare, or cause to be prepared, all returns with respect to such Other Income Taxes for such periods. Parent shall be entitled to any refunds of Other Income Taxes for such periods.

         (b)    Purchaser or the Company shall pay, and shall indemnify Parent and its Affiliates against, all Other Income Taxes of the Company for periods commencing after the Closing Date and any Other Income Taxes arising either from any election by the Purchaser or its affiliates under Section 338(g) of the Code or comparable provision of state, local or foreign law (assuming that the election described in Section 338(h)(10) of the Code is not made pursuant to Section 6.12 below) or from any transaction undertaken by the Purchaser or the Company on the Closing Date after the Closing outside of the ordinary course of business. Purchaser or the Company shall be entitled to any Other Income Tax refunds for such periods. Purchaser or the Company shall be responsible for all Other Income Tax Returns of the Company for such periods.

         6.4   Other Income Taxes of the Company and Tax Returns Periods Beginning Before and Ending After the Closing Date.

         (a)     Purchaser shall prepare, or cause the Company to prepare, all returns required to be filed by the Company with respect to Other Income Taxes for periods (if any) beginning before and ending after the Closing Date (such periods being hereafter referred to as “Straddle Periods”), and, except as provided in Section 6.4(b), Purchaser or the Company shall pay, and shall indemnify Parent and its Affiliates against, all Other Income Taxes with respect to such Straddle Periods.

         (b)    Except to the extent previously paid, Parent shall reimburse Purchaser or the Company for, and shall indemnify Purchaser and the Company and its other Affiliates against, all Other Income Taxes with respect to Straddle Periods that are apportioned to the time preceding and including the Closing Date, excluding Other Income Taxes arising either from any election by the Purchaser or its affiliates under Section 338(g) of the Code or comparable provision of state, local or foreign law (assuming that the election described in Section 338(h)(10) of the Code is not made pursuant to Section 6.12 below) or from any transaction undertaken by the Purchaser or the Company on the Closing Date after the Closing outside of the ordinary course of business.

         (c)    For purposes of Section 6.4(b), Other Income Taxes shall be apportioned to the extent possible based upon the actual operations of the Company up to and including the Closing Date (as if the taxable period had ended on the Closing Date at the time of Purchaser’s acquisition of the Company) and, to the extent not so possible, based on the number of days in the Straddle Period up to and including the Closing Date.

         (d)    Whenever available, an election shall be made to avoid Straddle Periods by closing the taxable year of the Company on the Closing Date.

         (e)    Purchaser or the Company shall, at the reasonable request of Parent, file refund claims with respect to Other Income Taxes for Straddle Periods. Refunds, including overpayments, shall be equitably divided between Parent and Purchaser applying, where appropriate, the principles described in Section 6.4(c) above.

         6.5    Tax Sharing Arrangements of the Company. All Tax sharing arrangements applicable to the Company shall be canceled as of the Closing Date, and no further payments shall be made under such arrangements by the Company or to the Company.

         6.6    Taxes of the Company Other Than Income Taxes.

         (a)    The Company has paid, or has provided adequate accruals for, all Taxes Other Than Income Taxes due, or arising, on or before the Closing Date. The Company or Parent have filed or will file all returns that are due on or before the Closing Date with respect to such Taxes. Parent shall indemnify Purchaser and the Company against any Taxes Other Than Income Taxes arising on or before the Closing Date to the extent not previously paid or not accrued as an Assumed Current Liability on the Final Closing Balance Sheet.

         (b)    The Company or Purchaser shall pay, and shall indemnify Parent and its Affiliates against, all Taxes Other Than Income Taxes arising after the Closing Date. Purchaser shall file, or cause the Company to file, all returns with respect to such Taxes Other Than Income Taxes which are due after the Closing Date and shall pay, or cause the Company to pay, all Taxes shown on such returns.

         (c)    Any refunds due to the Company for Taxes Other Than Income Taxes with respect to periods prior to the Closing Date shall belong to Parent, and refunds of such Taxes for periods after the Closing Date shall belong to Purchaser or the Company.

         6.7    Net Indemnity for Company Timing Adjustments. The amount of any indemnity paid to the other party for an income Tax of the Company shall be reduced by any future income Tax benefit arising from the adjustment giving rise to the indemnification.

         6.8   Procedural and Administrative Matters Related to Taxes of the Company.

         (a)    Parent shall represent the Company with respect to any audits, refund claims (including with respect to the determination of whether or not to file such refund claims) or other Tax proceedings with respect to Taxes described in Section 6.2(a), Section 6.3(a) or Section 6.6(a). Purchaser (or the Company) shall represent the Company with respect to any audits, refund claims (including with respect to the determination of whether or not to file such refund claims) or other Tax proceedings with respect to Taxes described in Section 6.2(b), Section 6.3(b) or 6.6(b) above. Unless otherwise agreed at the time, Purchaser (or the Company) shall represent the Company with respect to any audits or other Tax proceedings with respect to Taxes described in Section 6.4. Neither party shall settle any audit or proceeding involving a Straddle Period, or that will require indemnification of Taxes by the other party, without the prior consent of the other party, which consent shall not be unreasonably withheld.

         (b)    Each of Parent and Purchaser (or the Company) shall cooperate with the other party in the preparation of any returns (including refund claims) for which the other party is responsible under the terms hereof, including permitting such other party access to, and the right to make copies of, all relevant Tax Records for the purpose preparing such returns or refund claims. Parent and Purchaser (or the Company) shall make reasonably available to each other, without charge, such personnel as are employed by them and who have knowledge pertinent to the preparation of such returns or refund claims.

         (c)    Parent and Purchaser (or the Company) shall each notify the other promptly of the commencement of any audit or other Tax proceeding with respect to the Company for which the other party is wholly or partly responsible under the terms hereof. Parent and Purchaser (or the Company) shall each extend to the other, at no cost, reasonable assistance in the conduct of audits and other proceedings, including permitting access to Tax Records of the Company on its premises, or on the premises of Purchaser or Parent for purposes of reviewing and/or copying such records.

         (d)    Purchaser or the Company shall complete (or cause to be completed) the Parent’s standard income Tax information packages with respect to the Company and shall cooperate with personnel of the Parent with respect to any questions arising from such Tax packages.

         (e)    Purchaser shall maintain, or shall cause the Company to maintain, all Tax Records within the Company’s possession at or after Closing with respect to periods for which Parent may be liable for indemnification hereunder for a period of ten (10) years after the Closing. Notwithstanding the foregoing, Parent shall, at the written request of the Company or Purchaser, give written consent to the destruction of any Tax Records for which the applicable statute of limitations has expired. For purposes hereof, “Tax Records” are the documents, ledgers, invoices and other accounting materials necessary to determine the amount of any Tax.

         6.9    Transaction Taxes. With the exception of VAT and Goods and Services Taxes, which shall be paid by Purchaser, Purchaser on the one hand, and Sellers, on the other hand, will share equally any sales, use, transfer or similar Tax, if any, on the transactions contemplated by this Agreement.

         6.10    Tax Liabilities of Assets Sellers. Parent and the Asset Sellers shall indemnify and hold harmless Purchaser, its Affiliates and the Company harmless against all Tax liabilities of the Asset Sellers, except for Taxes Other Than Income Taxes that are included as Assumed Current Liabilities on the Final Closing Balance Sheet.

         6.11    Time and Limitations. From and after the Closing, the provisions of Section 3.18 hereof, to be applied for this purpose without regard to any limitation therein as to materiality, and this Article VI shall be the only provisions of this Agreement relating to Taxes. Except to the extent otherwise provided in, or inconsistent with the provisions of, Section 3.18 hereof or this Article VI, the provisions of Article X hereof, other than Sections 10.5 (relating to monetary limitations), shall apply to Section 3.18 hereof and this Article VI. Without intending to limit the generality of the foregoing, the Deductible and Cap set forth in Section 10.5 shall not apply to any claim for indemnification for a breach of the representations and warranties set forth in Section 3.18 or a claim for indemnification in respect of the covenants under this Article VI. Notwithstanding the provisions of Section 10.1, the provisions of Section 3.18 hereof and this Article VI hereof shall survive until the expiration of the applicable statute of limitations, as such may be extended at the request of any Tax authority. Purchaser and the Company shall have no right to recover duplicate indemnity under the provisions of the representation in Section 3.18 hereof and the covenants of this Article VI.

         6.12    Section 338 Election and Related Matters.

         (a)    Parent and Purchaser agree that if Purchaser notifies Parent in writing not less than three business days prior to the Closing Date that Purchaser wishes to elect to treat the purchase of Shares by Purchaser as a sale of the assets of the Company to Purchaser, then Parent and Purchaser shall treat the purchase of shares by Purchaser as a sale of assets of the Company to Purchaser pursuant to Section 338(h)(10) of the Code and any similar provisions of jurisdictions in which the Company conducts business or owns assets (the “Section 338 Elections”). Except as otherwise required by applicable law, Parent, Purchaser and the Company agree to report the stock purchase transaction under this agreement consistently with the foregoing Section 338(h)(10) Elections.

         (b)    Purchaser shall be responsible for the preparation and filing of all Internal Revenue Service forms and forms for other relevant taxing jurisdictions required to effect the Section 338 Elections, consistent with the rules of Section 338 of the Code and the Treasury Regulations issued thereunder and the rules of other relevant taxing jurisdictions, and Parent shall reasonably cooperate therewith.

         (c)    Anything herein to the contrary notwithstanding, if Purchaser elects to effect the Section 338 Elections pursuant to the terms of Section 6.12(a), the Purchase Price shall be **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** in cash.

         (d)    If Purchaser elects to effect the Section 338 Elections pursuant to the terms of Section 6.12(a), then Sections 3.18(f) and Section 6.7 shall be deleted from this Agreement and shall be deemed to have no further force or effect.

ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

         7.1    Conditions to Obligation of Each Party to Close. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

         (a)    No litigation shall be pending or threatened in writing at any time prior to or on the Closing Date before or by any Governmental Entity or by any other Person (except that any such threatened litigation by DOJ or FTC need not be in writing) seeking to restrain or prohibit, make illegal, or seeking material damages or other legal or equitable relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and

         (b)    The applicable waiting period under the HSR Act shall have expired or been terminated, and any and all conditions to the consummation of the transactions contemplated hereby imposed by any other applicable Antitrust Law shall have been satisfied.

         7.2    Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

         (a)    The representations and warranties of the Sellers contained in this Agreement (which for purposes of this paragraph shall be read as though none of them contain any adverse affect or other materiality qualifier) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except where the failure of the representations and warranties in the aggregate to be true and correct in all respects will not have a Company Material Adverse Effect (it being understood that representations and warranties that speak as of a specific date or time need only be true and correct as of such date or time);

         (b)    The covenants and agreements of Sellers and the Company to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects;

         (c)    Sellers shall have obtained all consents, waivers or approvals that, pursuant to the terms of the Contracts listed on Exhibit 7.2(c)(i) hereof, are required in connection with the consummation of the transactions contemplated by this Agreement;

         (d)    The Sellers shall have furnished to Purchaser at the Closing Date such other customary documents, certificates or instruments as Purchaser may reasonably request evidencing compliance by the Sellers and the Company with the terms of this Agreement; and

         (e)    Purchaser shall have received at the Closing the documents referred to in Section 8.1.

         7.3    Conditions to Sellers’ Obligation to Close. The obligations of Sellers to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

         (a)    The representations and warranties of the Purchaser contained in this Agreement (which for purposes of this paragraph shall be read as though none of them contain any adverse affect or other materiality qualifier) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except where the failure of the representations and warranties in the aggregate to be true and correct in all respects will not have an material adverse effect on Purchaser (it being understood that representations and warranties that speak as of a specific date or time need only be true and correct as of such date or time);

         (b)    The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects;

         (c)    The Purchaser shall have furnished to the Sellers at the Closing Date such other customary documents, certificates or instruments as the Sellers may reasonably request evidencing compliance by the Purchaser with the terms of this Agreement; and

         (d)    Sellers shall have received at the Closing the payment and documents referred to in Section 8.2.

ARTICLE VIII
CLOSING DOCUMENTS

         8.1    Documents to be Delivered by Sellers. At the Closing, Sellers shall deliver to Purchaser, the following documents:

         (a)    A certificate evidencing the Shares duly endorsed in blank by Parent or with stock powers duly executed in proper form for transfer, with all appropriate stock transfer tax stamps affixed.

         (b)    An executed copy of the Bill of Sale and such other instruments of transfer as shall reasonably be required by counsel for Purchaser in order to vest Purchaser with good and marketable title to the Assets as herein provided.

         (c)    An assignment to Purchaser of the Acquired Business Trademarks (but excluding any or all of Sellers’ rights of any kind with respect to the names “Standard & Poor’s”, “S&P”, “McGraw-Hill”, “The McGraw-Hill Companies,” “XpressFeed” and derivations thereof).

         (d)    A certificate signed by the Secretary or an Assistant Secretary of each Seller, certifying as to the (i) organizational documents of such Seller, (ii) resolutions of the Board of Directors or comparable governing body of such Seller approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and (iii) the incumbency of officers executing documents hereunder on behalf of any such Seller.

         (e)    A certificate signed by a duly authorized officer of Parent, dated the Closing Date, stating that (1) all of the representations and warranties of Sellers set forth in this Agreement (which for purposes of this certificate shall be read as though none of them contain any adverse affect or other materiality qualifier) are in all material respects true, accurate and complete as of the Closing Date, except (a) where the failure of the representations and warranties in the aggregate to be true and correct in all respects will not have a Company Material Adverse Effect and (b) to the extent any representation and warranty is made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of such date; (2) all of the agreements and covenants set forth in this Agreement to be performed by Sellers and the Company prior to the Closing Date have, in all material respects, been performed; and (3) all of the conditions precedent to the Closing to be performed by Sellers as set forth in Section 7.1 and Section 7.2 have been satisfied.

         (f)    A duly executed copy of the license agreement in the form of Exhibit 8.1(f) (the “License Agreement”).

         (g)    A duly executed copy of an agreement in the form of Exhibit 8.1(g) pursuant to which Parent provides to Purchaser transition services (the “Transition Services Agreement”).

         (h)    A transfer to Purchaser of the registrations for the domain names listed on Exhibit 8.1(h).

         8.2    Deliveries by Purchaser. At the Closing, Purchaser shall cause to be delivered to Sellers as a condition of Sellers’ obligation to close the transactions contemplated under this Agreement the following:

         (a)    The Purchase Price by wire transfer (in immediately available funds in New York) to an account identified by Parent.

         (b)    A duly executed copy of the Assumption Agreement.

         (c)    A certificate signed by the Secretary of Purchaser certifying as to the (i) organizational documents of Purchaser, (ii) resolutions of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and (iii) the incumbency of officers of Purchaser.

         (d)    A certificate signed by a duly authorized officer of Purchaser, dated the Closing Date, stating that (1) all of the representations and warranties of Purchaser set forth in this Agreement (which for purposes of this certificate shall be read as though none of them contain any adverse affect or other materiality qualifier) are in all material respects true, accurate and complete as of the Closing Date, except (a) where the failure of the representations and warranties in the aggregate to be true and correct in all respects will not have an material adverse effect on Purchaser and (b) to the extent any representation and warranty is made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of such date; (2) all of the agreements and covenants set forth in this Agreement to be performed by Purchaser prior to the Closing Date have, in all material respects, been performed; and (3) all of the conditions precedent to the Closing to be performed by Purchaser as set forth in Section 7.1 and Section 7.3 hereof have been satisfied.

         (e)    A duly executed copy of the License Agreement.

         (f)    A duly executed copy of the Transition Services Agreement.

         (g)    In the event Purchaser designates a wholly-owned Subsidiary to purchase the Shares or any Assets, an indemnity agreement under which Purchaser agrees to indemnify Sellers for the failure of any such Subsidiary in meeting its obligations relating thereto.

         8.3    Change of the Company’s Corporate Name. At the Closing, Sellers and Purchaser shall take all necessary steps to change the corporate name of the Company to a name that does not contain any of the names that are among the Excluded Assets, including causing the Company to file an amendment to the Company’s Certificate of Incorporation.

         8.4    Access to Tangible Assets. Immediately after the Closing, all of the tangible Assets required to be transferred to Purchaser under this Agreement or otherwise referred to in this Section 8 shall be made available to Purchaser by Sellers, and the timing of the removal of such Assets from Sellers’ premises, and the responsibility for such removal (financial and otherwise), shall be set forth in the Transition Services Agreement.

ARTICLE IX
TERMINATION

         9.1   Termination. This Agreement may be terminated at any time prior to the Closing by:

         (a)    The mutual written consent of Sellers and Purchaser;

         (b)    Either Sellers or Purchaser if the Closing has not occurred by the close of business on the date that is **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** after the date hereof (or such later date as may be agreed in writing by the parties hereto), provided, that such right to terminate shall not be available to any party whose breach of this Agreement has been a reason for such failure to close;

         (c)    Either Sellers or Purchaser if the other shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.3(a), as applicable, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Purchaser or Sellers, as applicable; or

         (d)    Either Sellers or Purchaser in the event that any Order becomes effective (and final and nonappealable) permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby, upon notification of the non-terminating party by the terminating party.

         (e)    Either Sellers or Purchaser in the event that the Board of Directors of Parent does not approve on or before January 29, 2003 the consummation of the transactions contemplated under this Agreement and the Ancillary Agreements.

         9.2    Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Sellers and Purchaser pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 5.1(b) shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

ARTICLE X
SURVIVAL AND INDEMNIFICATION

         10.1    Survival Periods. All representations, warranties and (except as provided by the following sentence) covenants of the parties contained in this Agreement or in any Exhibit, or Schedule hereto, or any certificate, document or other instrument delivered in connection herewith shall terminate and cease to be of further force and effect as of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** from the Closing Date. It is agreed that (i) notwithstanding the foregoing sentence, claims under Sections 3.2, 3.3, 3.15, 3.18 and 3.19 and Section 4.2 shall survive for **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** and (ii) those covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.

         10.2    Indemnification by Sellers. From and after the Closing Date, Sellers jointly and severally shall indemnify and hold harmless Purchaser and its Affiliates (including the Company after the Closing), each of their respective directors, officers and employees, and each of the successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, claims, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’, accountants’ and experts’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, “Losses”), resulting from or arising out of or in connection with:

         (i)    any breach of any representation or warranty by any Seller contained in this Agreement (each of which,other than the representations and warranties set forth in Section 3.4, Section 3.6(a)(iii)(A), Section 3.8(a), the introductory paragraph of Section 3.9, Section 3.14(a)(x) and Section 3.15(a), for purposes of this paragraph shall be read as though none of them contains any Company Material Adverse Effect, Parent Material Adverse Effect or other materiality qualifier) to the extent that a claim therefor is presented to Sellers in accordance with this Agreement before such representation or warranty terminates in accordance with this Agreement;

         (ii)    any breach of any covenant by any Seller contained in this Agreement to the extent that a claim therefor is presented to Sellers in accordance with this Agreement before such covenant terminates in accordance with this Agreement;

         (iii)    Excluded Assets;

         (iv)    Retained Liabilities, to the extent that any claim therefor is presented to Sellers during the **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** period after the Closing Date;

         (v)    any claim or pending litigation, suit or action against the Company or relating to the Acquired Business disclosed in Section 3.17 of the Disclosure Schedule;

         (vi)    any Required Consent Contract Litigation instituted during the **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST

FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** period after the Closing Date; or

         (vii)    any and all Actions and demands incident to any of the foregoing or such indemnification.

         10.3    Indemnification by Purchaser. From and after the Closing Date, Purchaser shall indemnify and hold harmless Sellers and their Affiliates, each of their respective directors, officers and employees, and each of the successors and assigns of any of the foregoing (collectively, the “Sellers Indemnified Parties” and together with the Purchaser Indemnified Parties the “Indemnified Parties”) from and against any and all Losses resulting from or arising out of or in connection with:

         (i)    any breach of any representation or warranty by Purchaser contained in this Agreement (each of which for purposes of this paragraph shall be read as though none of them contains any material adverse change or effect qualifier or other materiality qualifier) to the extent that a claim therefor is presented to Purchaser in accordance with this Agreement before such representation or warranty terminates in accordance with this Agreement;

         (ii)    any breach of any covenant by Purchaser contained in this Agreement to the extent that a claim therefor is presented to Purchaser in accordance with this Agreement before such covenant terminates in accordance with this Agreement;

         (iii)    anything herein to the contrary notwithstanding, any Required Consent Litigation instituted more than **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** after the Closing Date;

         (iv)    any failure by Purchaser to perform or otherwise fulfill any undertaking or obligation pursuant to the Assumption Agreement;

         (v)    any failure by Purchaser to perform or otherwise fulfill any of the Assumed Liabilities; or

         (vi)    any and all Actions and demands incident to any of the foregoing or such indemnification.

         10.4    Third-Party Claims. If a claim by a third party is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto from an indemnifying party under this Article X (the “Indemnifying Party”), such Indemnified Party shall promptly notify the Indemnifying Party of such claims. The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent the Indemnifying Party is actually materially prejudiced by such failure. The Indemnifying Party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing (reasonably acceptable to the Indemnified Party) and at its own expense, the settlement or defense thereof (or sooner, if the nature of the claim so requires), and the Indemnified Party shall cooperate with it in connection therewith (provided that the Indemnifying Party shall pay such Indemnified Party’s reasonable out-of-pocket expenses incurred in connection with such cooperation); provided further that (a) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (b) the Indemnifying Party shall promptly assume and hold such Indemnified Party harmless from and against the full amount of the Losses resulting therefrom. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, or having elected to defend the claim, then fails to defend the claim, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, (a) consent to entry of any judgment or (b) enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of unconditional release from all liability with respect to such claim.

         10.5    Limitations.

         (a)    Except as otherwise provided in Section 10.5(c) below, no indemnity shall be payable to the Purchaser Indemnified Parties with respect to any Losses under Sections 10.2(i), 10.2(iv) and Section 10.2(vii) (to the extent relating to Losses under Sections 10.2(i) or Section 10.2(iv)), unless and until the aggregate of all Purchaser Indemnified Parties’ Losses under Sections 10.2(i), 10.2(iv) and Section 10.2(vii) (to the extent relating to Losses under Sections 10.2(i) or Section 10.2(iv)) exceed **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** (the “Deductible”), and **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**. Except as otherwise provided in Section 10.5(c) below, the indemnity in favor of the Purchaser Indemnified Parties in respect of claims under Section 10.2(i) shall terminate once the dollar amount of all Purchaser Indemnified Parties’ Losses under Section 10.2(i) aggregates **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** of the Purchase Price (the “Cap”).

         (b)    No party shall have any right to recover duplicate indemnity under this Agreement.

         (c)    The Deductible and Cap shall not apply to any Losses resulting from or arising out of or in connection with any breach of any representation or warranty in Section 3.3 (it being understood that the indemnity in favor of the Purchaser Indemnified Parties in respect of any such claim shall terminate once the dollar amount of all Purchaser Indemnified Parties’ Losses under Section 10.2 aggregates the Purchase Price), nor shall any such Losses be taken into account in determining whether the Deductible has been exceeded.

         (d)    No party shall be liable under this Section 10, and no claim for indemnification may in any event be asserted under this Section 10, for any loss of profits or consequential damages by reason of breach of any representation, warranty, covenant or other provision. In addition, except for the indemnity set forth in Section 10.2(vi) with respect to Required Consent Contracts, Purchaser shall not assert any claim for Losses arising, directly or indirectly, out of or in connection with the termination of any Required Consent Contract.

         10.6    Exclusive Remedy. Anything herein to the contrary notwithstanding, other than in respect of a claim involving fraud, a party’s exclusive post-closing remedy against another party for monetary damages arising in connection with this Agreement shall be pursuant to the indemnification provisions contained in this Article X.

ARTICLE XI
MISCELLANEOUS

         11.1    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page to this Agreement electronically or by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         11.2    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

         (a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

         (b)    Each party hereto irrevocably submits to the jurisdiction of any New York state or federal court in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such New York state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         (c)    Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 11.2.

         11.3    Entire Agreement. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties with respect to the subject matter hereof, other than those set forth or referred to herein.

         11.4    Expenses. Except as set forth in this Agreement, whether the transactions contemplated hereby are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses unless expressly otherwise contemplated herein and Sellers shall be responsible for the fees and expenses of the Company.

         11.5    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

         (a)    If to Seller or the Company:

Mr. Hendrik J. Kranenburg Executive Vice President, Standard & Poor’s 55 Water Street New York, New York 10041 Fax: (212) 438-3850

                with a copy to:

Scott L. Bennett, Esq. Senior Vice President, Secretary and Associate General Counsel The McGraw-Hill Companies, Inc. 1221 Avenue of the Americas New York, New York 10020 Fax: (212) 512-3997

(b)     If to Purchaser:

Interactive Data Corporation 22 Crosby Drive Bedford, Massachusetts 01730 Attention: Steven Crane, Chief Financial Officer and Andrea H. Loew, Vice President and General Counsel

        with copies to:

Pearson, plc 80 Strand London, England WC2R ORL Attention: General Counsel and Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 Attention: William J. Curry, Esq.

         11.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party hereto, except that Sellers and Purchaser each may assign its rights and obligations under this Agreement to any Person that succeeds to substantially all of its assets and liabilities, provided that any such assignee expressly assumes the provisions of this Agreement. Notwithstanding the foregoing, Purchaser may assign all or a portion of its rights under this Agreement to any Subsidiary or Subsidiaries (including, without limitation, for purposes of effecting the purchase of the Assets), provided that any such assignment shall not relieve Purchaser of its obligations hereunder.

         11.7    Third Party Beneficiaries. Except for Article X, which is intended to benefit, and to be enforceable by, the parties specified therein, (i) nothing in this Agreement, express or implied, is intended to or shall confer on any Person other than the parties hereto and their respective successors or assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this, and (ii) this Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

         11.8    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

            11.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any party fails to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity.

         11.10    Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to affect adversely any party, the parties shall negotiate in good faith to modify this Agreement as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled and consummated to the maximum extent possible.

         11.11    Remedies Cumulative. Except as otherwise provided in Article X, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

THE McGRAW-HILL COMPANIES, INC.

By: /s/ Patrick Milano
Name: Patrick Milano
Title: Senior Vice President

STANDARD & POOR'S INFORMATION
SERVICES (AUSTRALIA) PTY LTD.

By: /s/ Patrick Milano
Name: Patrick Milano
Title: Senior Vice President

McGRAW-HILL INTERNATIONAL (U.K.)
LTD.

By: /s/ Scott L. Bennett
Name: Scott L. Bennett
Title: Director

McGRAW-HILL INTERNATIONAL
ENTERPRISES, INC.

By: /s/ Frank Kaufman
Name: Frank Kaufman
Title: Vice President

INTERACTIVE DATA CORPORATION

By: /s/ Steven G. Crane
Name: Steven G. Crane
Title: Executive Vice President and
          Chief Financial Officer

        The following exhibits and schedules have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

Exhibits
Exhibit A	Assets
Exhibit 1(a)	Accounting Policies
Exhibit 1(b)	Net Working Capital for the Acquired Business as of November 30, 2002
Exhibit 2.2(iv)	Excluded shared software, hardware and technology
Exhibit 2.2(v)	Excluded furniture and equipment
Exhibit 2.2(vi)	Excluded items
Exhibit 2.2(vii)	Excluded data
Exhibit 2.2 (viii)	Excluded rights, claims and causes of action relating to listed claims, litigations, suits and actions
Exhibit 2.3	Form of Bill of Sale
Exhibit 2.5(iii)	Assumed rights, claims and causes of action against any Seller or Company resulting from listed claims, litigations, suits and actions
Exhibit 2.5(iv)	Assumed liabilities and obligations
Exhibit 2.5	Form of Assumption Agreement
Exhibit 2.6	Principles for allocation of purchase price
Exhibit 5.13(a)(i)(4)	Equity, options and future exchanges, ECNs and other third parties from which ComStock acquires specialist/contributed data
Exhibit 5.13(b)(D)(y)	Commodities Exchanges
Exhibit 5.13(J)	Description of agreement between Parent and Telekurs
Exhibit 5.13(K)	Description of agreements between any Seller with listed third parties
Exhibit 7.2(c)(i)	Consents, waivers or approvals under listed Contracts
Exhibit 8.1(f)	Form of License Agreement
Exhibit 8.1(g)	Form of Transition Services Agreement
Exhibit 8.1(h)	Registrations for listed domain names

Disclosure Schedule
Section 3.2	Authorization; Validity and Effect of Agreement
Section 3.4	Title to Assets; Sufficiency
Section 3.6(a)	No Conflict
Section 3.6(b)	Required Filings and Consents
Section 3.7	Compliance
Section 3.8(a)	Financial Statements
Section 3.8(b)	Undisclosed Liabilities
Section 3.9	Absence of Certain Changes
Section 3.10	Real Estate Lease
Section 3.12	Transactions with Affiliates
Section 3.13(a)(i)	Registered Domain Names and Trademarks relating to Acquired Business

Section 3.13(a)(ii)	Registered Domain Names and Trademarks included in the Assets or owned by the Company
Section 3.13(a)(iii)	Validity of Acquired Business Trademarks and Related Proceedings
Section 3.13(b)	Copyrights; Unregistered Company IP
Section 3.13(c)	Licensed IP
Section 3.13(d)	Agreements Relating to Intellectual Property Use by Third Parties
Section 3.13(e)	Acquired Business Products
Section 3.13(e)(i)	Products and Services offered by Acquired Business
Section 3.13(e)(ii)	Necessary Intellectual Property
Section 3.13(f)	Claims of Intellectual Property Infringement and Other Claims
Section 3.13(g)	Infringement Claims Against Third Parties
Section 3.14(a)	Company Contracts
Section 3.14(b)	Breaches and Defaults Under Company Contracts
Section 3.15(a)	Plans; Bonuses; Requirements set forth in Section 3(e) of the McGraw-Hill Separation Pay Plan
Section 3.16	Labor Relations; Employment Arrangements
Section 3.17	Litigation
Section 3.18(e)	Tax Claims
Section 3.21(a)	Insurance
Section 5.7(a)	Employee List
Section 5.7(b)	Parent's Severance Plan
Section 5.7(e)	Service Recognized for U.S. Transferred Employees
Section 5.7(h)	Assets or Liabilities of Sellers' Plans covering Foreign Transferred Employees to be Transferred
Section 5.7(k)(i)	Employees Receiving Certain Bonuses from Parent
Section 5.7(m)	Flexible Spending Account Plans Withholding
Section 5.8	Guarantee, Indemnity or Joint and/or Several Obligations of Sellers or Seller Affiliates
Section 5.10	Terminated Employees Within Past 90 Days

Purchaser Disclosure Schedule
Section 4.3(b)	Required Filings and Consents